Exhibit 10.4
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. THE CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND ARE DENOTED BY AN ASTERISK IN BRACKETS [*]. THE CONFIDENTIAL PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.
EXECUTION COPY

CREDIT AGREEMENT
dated as of
August 9, 2007
among
FURNITURE BRANDS INTERNATIONAL, INC.,
BROYHILL FURNITURE INDUSTRIES, INC.,
HDM FURNITURE INDUSTRIES, INC.,
LANE FURNITURE INDUSTRIES, INC. and
THOMASVILLE FURNITURE INDUSTRIES, INC.,
as Borrowers,
The Other Loan Parties Named Herein,
The Lenders Party Hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
BANK OF AMERICA, N.A.,
as Syndication Agent,
and
NATIONAL CITY BUSINESS CREDIT, INC.,
WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL),
WELLS FARGO FOOTHILL, LLC and
GENERAL ELECTRIC CAPITAL CORPORATION,
as Co-Documentation Agents,

J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner and Joint Lead Arranger
and
BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arranger

[*]	Certain confidential information contained in this document, marked with an asterisk in brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

i

ii

SCHEDULES:
Commitment Schedule
Schedule 2.06 — Existing Letters of Credit
Schedule 3.05 — Properties
Schedule 3.12 — Material Agreements
Schedule 3.14 — Insurance
Schedule 3.15 — Capitalization and Subsidiaries
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.04 — Existing Investments
Schedule 6.10 — Existing Restrictions
EXHIBITS:
Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Borrowing Base Certificate
Exhibit C — Form of Compliance Certificate
Exhibit D — Joinder Agreement

iii

     CREDIT AGREEMENT dated as of August 9, 2007 (as it may be amended or modified from time to time, this “Agreement”), among FURNITURE BRANDS INTERNATIONAL, INC., a Delaware corporation (the “Company”), BROYHILL FURNITURE INDUSTRIES, INC., a North Carolina corporation (“Broyhill”), HDM FURNITURE INDUSTRIES, INC., a Delaware corporation (“HDM”), LANE FURNITURE INDUSTRIES, INC., a Mississippi corporation (“Lane”), THOMASVILLE FURNITURE INDUSTRIES, INC., a Delaware corporation (“Thomasville”, and, together with Furniture Brands, HDM, Broyhill and Lane, each a “Borrower,” and, collectively, the “Borrowers”), the other Loan Parties named herein, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
          The parties hereto agree as follows:
ARTICLE I
Definitions
          SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Account” has the meaning assigned to such term in the Security Agreement.
          “Account Debtor” means any Person obligated on an Account.
          “Acquired Entity or Business” means either (a) the assets constituting a business, division, facility, product line or line of business of any Person not already a Subsidiary which are acquired by the Company or a direct or indirect wholly-owned Subsidiary of the Company or (b) all of the capital stock of any such Person, which Person shall, as a result of such acquisition or merger, become a direct or indirect wholly-owned Subsidiary of the Company (or shall be merged with and into the Company or another Loan Party, with the Company or such other Loan Party being the surviving Person).
          “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds

Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate Commitments of all Lenders (if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Exposures at that time).
          “Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon Average Availability:

Average	ABR	Eurodollar	Commitment
Availability	Spread	Spread	Fee Rate
Category 1	0%	1.00%	.25%
≥ $300,000,000
Category 2	0%	1.25%	.25%
< $300,000,000 but ≥ $150,000,000
Category 3	0%	1.50%	.25%
< $150,000,000 but ≥ $75,000,000
Category 4	0%	1.75%	.25%
< $75,000,000
          For purposes of the foregoing, (a) the Applicable Rate shall be determined by reference to the Average Availability for the most recent fiscal quarter end and (b) each change in the Applicable Rate resulting from a change in the Average Availability shall be effective during the period commencing on and including the date five Business Days after delivery to the Administrative Agent of a Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that (i) subject to the following clause (ii), Average Availability shall be deemed to be in Category 2 until adjusted pursuant hereto after the date six months after the Effective Date and (ii) Average Availability shall be deemed to be in Category 4 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver a Compliance Certificate required to be delivered by it pursuant to Section 5.01(d), during the period from the expiration of the time for delivery thereof until such Compliance Certificate is delivered.
          “Approved Fund” has the meaning assigned to such term in Section 9.04.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

          “Availability” means, at any time, an amount equal to (a) the lesser of the Commitment and the Borrowing Base minus (b) the Revolving Exposure of all Lenders.
          “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
          “Available Commitment” means, at any time, the aggregate Commitments then in effect minus the Revolving Exposure of all Lenders at such time.
          “Average Availability” means, with respect to any fiscal quarter, an amount equal to the sum of the Daily Availability for each day in such fiscal quarter divided by the number of days in such fiscal quarter. For purposes hereof, “Daily Availability” for any day means the excess of the Borrowing Base (as set forth on the most recent Borrowing Base Certificate delivered) over the Revolving Exposure on such day (determined, in the case of days which are Business Days, as of the close of business of each such day).
          “Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
          “Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
          “Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower Representative” means the Company in its capacity as contractual representative of the Borrowers pursuant to Article XI.
          “Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, and (c) a Protective Advance and (d) an Overadvance.
          “Borrowing Base” means, at any time, the sum of (a) 85% of the Eligible Accounts at such time, plus (b) the lesser of (i) 70% of the Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the eligible inventory (as specified by category in such appraisal), valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, minus (c) Reserves. The Administrative Agent may, in its Permitted Discretion, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base and, after the occurrence and during the continuance of a Default, reduce the advance rates set forth above.

          “Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete in all material respects by a Financial Officer of the Company, in substantially the form of Exhibit C or another form which is acceptable to the Administrative Agent in its Permitted Discretion.
          “Borrowing Request” means a request by the Borrower Representative for a Revolving Borrowing in accordance with Section 2.02.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Chicago, Illinois are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Change in Control” means (a) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) (excluding, for this purpose, the Company or its Subsidiaries or any employee benefit plan (or related trust) of the Company or its Subsidiaries) of 25% of the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by a majority of the board of directors of the Company then in office nor (ii) appointed by directors so nominated or (c) the Company shall at any time cease to own directly or indirectly 100% of the capital stock of any of Broyhill, Lane, HDM or Thomasville.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Changeover Amount” means, at any time, the greater of $75,000,000 and 13.5% of the aggregate amount of the Commitments at such time.
          “Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances or Overadvances.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that is or at any time becomes subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders, to secure the Secured Obligations.
          “Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.
          “Collateral Documents” means, collectively, the Security Agreement and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.
          “Collection Account” has the meaning assigned to such term in the Security Agreement.
          “Commitment” means (a) with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances, Protective Advances and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (i) reduced from time to time pursuant to Section 2.09 and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (b) with respect to all Lenders, the aggregate of such commitments. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $550,000,000.
          “Commitment Schedule” means the Schedule attached hereto identified as such.
          “Company” means Furniture Brands International, Inc., a Delaware corporation.
          “Compliance Certificate” has the meaning assigned to such term in Section 5.01(d).
          “Consolidated EBIT” means, for any period, the Consolidated Net Income determined on a consolidated basis, before Consolidated Interest Expense (to the extent deducted in arriving at Consolidated Net Income) and provisions for taxes and non-cash impairment charges associated with closed facilities or sales of assets other than inventory sold in the ordinary course of business, in each case that were included in arriving at Consolidated Net Income.
          “Consolidated EBITDA” means, for any period, Consolidated EBIT, adjusted by adding thereto the amount of all amortization of intangibles and depreciation, in each case that were deducted in arriving at Consolidated EBIT for such period.
          “Consolidated Interest Expense” means, for any period, the sum of the total consolidated interest expense of the Company and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, that portion of Capital Lease Obligations of the Company and its Subsidiaries representing the interest factor for such period, minus the Make-Whole Amount (as defined in the Note Purchase Agreement) paid to the Purchasers during such period in connection with the payoff of the Borrowers’ obligations under the Note Purchase Agreement (net of any amount paid or received by the Borrowers in connection with settling of any swap agreements entered into in connection with the Note Purchase Agreement).
          “Consolidated Net Income” means, for any period, the net after tax income of the Company and its Subsidiaries determined on a consolidated basis, without giving effect to any extraordinary gains or losses; provided that (without duplication of exclusions) (i) the net income (to the extent positive) of any Person that is not a Subsidiary of the Company or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the Company or a Wholly-Owned Subsidiary thereof, (ii) to the extent Consolidated Net Income reflects amounts attributable to minority interests in Subsidiaries that are not Wholly-Owned Subsidiaries of the Company, Consolidated Net Income shall be reduced by the amounts attributable to such minority interests, (iii) the net income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends and distributions by that Subsidiary of net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iv) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (v) the cumulative effect of a change in accounting principles shall be excluded.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Control Agreement” has the meaning assigned to such term in the Security Agreement.
          “Covenant Period” has the meaning assigned to such term in Section 6.12.
          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Document” has the meaning assigned to such term in the Security Agreement.
          “dollars” or “$” refers to lawful money of the United States of America.
          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
          “Electronic Delivery” has the meaning assigned to such term in Section 5.01(a).
          “Eligible Accounts” means, at any time, the Accounts of the Loan Parties which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:
     (a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

     (b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;
     (c) with respect to which the scheduled due date is more than 105 days after the original invoice date, is unpaid more than 150 days after the date of the original invoice therefor or more than 60 days after the original due date, or which has been written off the books of the applicable Loan Party or otherwise designated as uncollectible;
     (d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;
     (e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Loan Parties exceeds 10% of the aggregate Eligible Accounts;
     (f) with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Agreement has been breached or is not true;
     (g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the applicable Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;
     (h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the applicable Loan Party or if such Account was invoiced more than once;
     (i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;
     (j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;
     (k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;
     (l) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada unless, in either case, such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent;

     (m) which is owed in any currency other than U.S. dollars;
     (n) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of the Administrative Agent, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;
     (o) which is owed by any Affiliate, employee, officer or director of any Loan Party;
     (p) which, for any Account Debtor, exceeds a credit limit reasonably determined by the Administrative Agent, to the extent of such excess;
     (q) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;
     (r) which is subject to any counterclaim, deduction, defense, setoff or dispute, in each case to the extent thereof;
     (s) which is evidenced by any promissory note, chattel paper, or instrument;
     (t) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction;
     (u) with respect to which the applicable Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account;
     (v) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board, in each case to the extent applicable;
     (w) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the applicable Loan Party has an ownership interest in such goods, or which indicates any party other than the applicable Loan Party as payee or remittance party;
     (x) which was created on cash on delivery terms; or
     (y) which the Administrative Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay or other circumstances.

          In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder for any reason, including as a result of the exclusion of such Account by the Administrative Agent in its Permitted Discretion (unless the Administrative Agent shall have failed to deliver notice to the Company of its election to exclude such Account), the Company shall exclude such Account from Eligible Accounts in the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Account. Notwithstanding the foregoing, no Person which becomes a Loan Party after the date hereof shall be deemed a Loan Party for purposes of this definition without the approval of the Administrative Agent or until the Administrative Agent has conducted such appraisals and/or field examinations with respect to the Accounts and Inventory of such Person as it reasonably deems necessary or appropriate.
          “Eligible Inventory” means, at any time, the Inventory of the Loan Parties which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:
     (a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent;
     (b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;
     (c) which is, in the Administrative Agent’s opinion, slow moving (i.e., more than one year old or in excess of a one year supply), obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;
     (d) with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Agreement has been breached or is not true and which does not conform in all material respects to all applicable standards imposed by any Governmental Authority;
     (e) in which any Person other than the Loan Parties shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;
     (f) which is spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;
     (g) which is not located in the U.S. or is in transit with a common carrier from vendors and suppliers, except that up to $40,000,000 of Inventory in transit from vendors and suppliers may be included as eligible pursuant to this clause (g) so long as (i)(1) a customs broker has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may reasonably require with respect to such Inventory or (2) an appropriate Reserve for customs charges and shipping charges due or to become due has been established by the Administrative Agent in its Permitted Discretion and (ii) the Administrative Agent shall have received (1) a true and correct copy of the bill of lading and other shipping documents for such Inventory (or alternate documentation or data satisfactory to the Administrative Agent in its Permitted Discretion), (2) evidence of satisfactory casualty insurance naming the Administrative Agent as loss payee and otherwise covering such risks as the Administrative Agent may reasonably request, and (3) if the bill of lading is negotiable, confirmation that the bill is issued in the name of the applicable Loan Party and consigned to the order of the Administrative Agent, and a reasonably acceptable agreement has been executed with the applicable Loan Party’s customs broker, in which the customs broker agrees that it holds the negotiable bill as agent for the Administrative Agent and has granted the Administrative Agent access to the Inventory and (ii) the common carrier is not an Affiliate of the applicable vendor or supplier;
     (h) which is located in any location leased by a Loan Party unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve for three month’s rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;
     (i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document (other than bills of lading to the extent permitted pursuant to clause (g) above), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may reasonably require or (ii) an appropriate Reserve for charges and other amounts due or to become due has been established by the Administrative Agent in its Permitted Discretion;
     (j) which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor unless (i) the third party, outside processor or shipper has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may reasonably require or (ii) a Reserve for charges and other amounts due or to become due has been established by the Administrative Agent in its Permitted Discretion;
     (k) which is a discontinued product or discontinued component thereof;
     (l) which is the subject of a consignment by a Loan Party as consignor;
     (m) which is perishable;
     (n) which contains or bears any intellectual property rights licensed to a Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

     (o) which is not reflected in a current perpetual inventory report of a Loan Party (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory);
     (p) for which reclamation rights have been asserted by the seller; or
     (q) which the Administrative Agent otherwise determines in its Permitted Discretion is unacceptable.
          In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder for any reason, including as a result of the exclusion of such Inventory by the Administrative Agent in its Permitted Discretion (unless the Administrative Agent shall have failed to deliver notice to the Company of its election to exclude such Inventory), the Company shall exclude such Inventory from Eligible Inventory in the next Borrowing Base Certificate. Notwithstanding the foregoing, no Person which becomes a Loan Party after the date hereof shall be deemed a Loan Party for purposes of this definition without the approval of the Administrative Agent or until the Administrative Agent has conducted such appraisals and/or field examinations with respect to the Accounts and Inventory of such Person as it deems reasonably necessary or appropriate.
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Event of Default” has the meaning assigned to such term in Article VII.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).
          “Existing Credit Agreement” means that certain Credit Agreement dated as of April 21, 2006 among the Borrowers, JPMorgan Chase Bank, N.A., as administrative agent, and the financial institutions party thereto, as amended.
          “Existing Letter of Credit” means a letter of credit issued and outstanding under the Existing Credit Agreement and listed on Schedule 2.06 hereto.
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

          “Fixed Charges” means, with reference to any period, without duplication, cash Consolidated Interest Expense during such period, plus scheduled principal payments on Indebtedness and required payments on Guarantees made by Loan Parties to the extent not duplicative of amounts already included in the computation of Consolidated Net Income for such period, plus expense for taxes paid in cash during such period, plus dividends or distributions paid in cash during such period, plus Capital Lease Obligation payments during such period, plus cash contributions to any Plan in excess of actual pension expense during such period, all calculated for the Company and its Subsidiaries on a consolidated basis.
          “Fixed Charge Coverage Ratio” means, the ratio, determined as of the end of each fiscal month or fiscal quarter, as applicable, of the Company for the most-recently ended four fiscal quarters or twelve fiscal months, as applicable, of (a) Consolidated EBITDA minus the unfinanced portion of Capital Expenditures to (b) Fixed Charges, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Funding Account” has the meaning assigned to such term in Section 4.01(h).
          “GAAP” means accounting principles generally accepted in the United States of America.
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
          “Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) obligations under any liquidated earn-out and (l) any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Information Memorandum” means the Confidential Information Memorandum dated July, 2007 relating to the Company and the Transactions.
          “Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.
          “Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first Business Day of each calendar month and the Maturity Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.
          “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Inventory” has the meaning assigned to such term in the Security Agreement.
          “Issuing Bank” means Chase and each other Lender that agrees in writing with the Company to issue Letters of Credit (provided that notice of such agreement is given to the Administrative Agent), in each case in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. With respect to any Letter of Credit, “Issuing Bank” shall mean the issuer thereof.
          “Joinder Agreement” has the meaning assigned to such term in Section 5.13.
          “LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
          “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
          “Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
          “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
          “Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).
          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          “Loan” means a loan or advance made by the Lenders pursuant to this Agreement, including Revolving Loans, Swingline Loans, Overadvances and Protective Advances.
          “Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty, the Collateral Access Agreements and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices and letter of credit agreements whether heretofore, now or hereafter executed by or on behalf of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with the Agreement or the transactions contemplated hereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
          “Loan Guarantor” means each Loan Party.
          “Loan Guaranty” means Article X of this Agreement and each separate Guarantee, in form and substance satisfactory to the Administrative Agent, delivered by a Loan Guarantor, as it may be amended or modified and in effect from time to time.
          “Loan Parties” means the Borrowers, the Borrower’s domestic Subsidiaries that are party to a Loan Guaranty and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement or a Loan Guaranty or otherwise and their successors and assigns.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their obligations under the Loan Documents, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Issuing Bank or the Lenders thereunder.
          “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
          “Maturity Date” means August 8, 2012 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.
          “Maximum Liability” has the meaning assigned to such term in Section 10.10.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          “Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner reasonably acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.
          “Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).
          “Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.
          “Note Purchase Agreement” means that certain Note Purchase Agreement dated as of May 17, 2006 between the Borrowers and the Purchasers, as amended, restated, supplemented or otherwise modified from time to time.
          “Obligated Party” has the meaning assigned to such term in Section 10.02.
          “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Issuing Bank or any indemnified party arising under the Loan Documents.
          “Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases or guaranties of operating leases).
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
          “Overadvance” has the meaning assigned to such term in Section 2.05(b).
          “Participant” has the meaning set forth in Section 9.04.
          “Paying Guarantor” has the meaning assigned to such term in Section 10.11.

          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Acquisition” means the acquisition by the Company or a wholly-owned Subsidiary thereof of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Company (so long as the Company is the surviving corporation) or a wholly-owned Subsidiary thereof (so long as the wholly-owned Subsidiary is the surviving corporation)); provided that, in each case, (a) the consideration paid or to be paid by the Company or such wholly-owned Subsidiary consists solely of cash, the issuance or incurrence of Indebtedness otherwise permitted by Section 6.01 or the issuance of common stock of the Company to the extent no Default exists pursuant to clause (m) of Article VII or would result therefrom; (b) in the case of the acquisition of the capital stock of any Person (including by way of merger), such Person shall own no capital stock of any other Person (excluding de minimis amounts) unless such Person directly or indirectly owns 100% of the capital stock of such other Person; (c) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 6.03(b); (d) in the case of a stock acquisition, such acquisition shall have been approved by the board of directors of the Acquired Entity or Business; and (e) all applicable requirements of Section 6.04(g) applicable to Permitted Acquisitions are satisfied.
          “Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable (from the perspective of a secured asset-based lender) business judgment.
          “Permitted Encumbrances” means:
     (a) Liens imposed by law for taxes, assessments or governmental charges or levies that are not yet due and payable or are being contested in compliance with Section 5.04;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and
     (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
          “Permitted Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of A1 or better from S&P or P-1 or better from Moody’s;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above or an investment bank reasonably satisfactory to the Administrative Agent; and
     (e) investments in money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940 so long as such investments would not constitute more than 1% of any such fund’s portfolio assets.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Prepayment Event” means:
     (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party, other than dispositions described in Section 6.05(a), (b) or (f) except to the extent covered by (b) below;
     (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party with a fair value immediately prior to such event equal to or greater than $5,000,000; or
     (c) the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.01.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by Chase as its prime rate at its offices at 270 Park Avenue in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Projections” has the meaning assigned to such term in Section 5.01(f).
          “Protective Advance” has the meaning assigned to such term in Section 2.04.

          “Purchasers” has the meaning assigned to such term in the Note Purchase Agreement.
          “Register” has the meaning set forth in Section 9.04.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Reports” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.
          “Required Lenders” means, at any time, Lenders having Revolving Exposure and unused Commitments representing greater than 50% of the sum of the total Revolving Exposure and unused Commitments at such time.
          “Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, an availability reserve, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation which is reasonably likely to have a Material Adverse Effect, reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party and reserves for Restricted Payments as set forth in Section 6.08.
          “Restricted Amount” means, at any time, an amount equal to the sum at such time of (a) the aggregate amount of investments made by Loan Parties after the Effective Date in the Equity Interests of Subsidiaries that are not Loan Parties made pursuant to Section 6.04(c), (b) the outstanding principal amount of intercompany loans and advances made by Loan Parties after the Effective Date to Subsidiaries which are not Loan Parties pursuant to Section 6.04(d) and (c) the aggregate principal amount of Indebtedness of Subsidiaries which are not Loan Parties which is guaranteed by Loan Parties after the Effective Date pursuant to Section 6.04(e) (in each case determined without regard to any write-downs or write-offs).
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.

          “Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Swingline Loans at such time, plus (c) an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances outstanding at such time plus (d) an amount equal to its Applicable Percentage of the aggregate principal amount of Protective Advances at such time.
          “Revolving Loan” means a Loan made pursuant to Section 2.01(a).
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
          “SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.
          “Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations owing to one or more Lenders or their respective Affiliates; provided that at or prior to the time that any transaction relating to such Swap Obligation is executed, the Lender party thereto (other than Chase) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents.
          “Security Agreement” means that certain Security Agreement, dated as of the date hereof, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.
          “Settlement” has the meaning assigned to such term in Section 2.05(d).
          “Settlement Date” has the meaning assigned to such term in Section 2.05(d).
          “Specified Asset” means (a) any Equity Interest in any of the Borrowers (other than the Company), (b) any material intellectual property (including brandnames) owned by any of the foregoing Borrowers or (c) any other material business properties of any of the foregoing Persons (other than plants which have been determined by the applicable Person to be not needed in its business); provided, however, that notwithstanding the foregoing, any asset (including Equity Interests) of HDM which, together with all other assets of HDM or its subsidiaries previously sold, transferred or disposed of in the applicable fiscal year of the Company, comprises as of the date of such disposition less than 50% (in book value without regard to write-downs, other than with respect to write-downs of Inventory in the ordinary course of business) of the consolidated assets of HDM and its subsidiaries as of December 31 of the previous year shall not constitute a Specified Asset as of such date.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the reasonable written satisfaction of the Administrative Agent.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable.
          “Supermajority Lenders” means, at any time, Lenders having Revolving Exposure and unused Commitments representing at least 75% of the sum of the total Revolving Exposure and unused Commitments at such time.
          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
          “Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.
          “Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.
          “Swingline Loan” has the meaning assigned to such term in Section 2.05(a).
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Total Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries at such date excluding Guarantees, determined on a consolidated basis in accordance with GAAP.

          “Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
          “Trigger Amount” has the meaning assigned to such term in Section 6.12.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
          “UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
          “Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
          “Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
          SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
The Credits
          SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Exposure exceeding such Lender’s Commitment or (b) the total Revolving Exposures exceeding the lesser of (x) the sum of the total Commitments or (y) the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section 2.04 and 2.05. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
          SECTION 2.02 Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04 and 2.05.
          (b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.08. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
          (c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is not less than $5,000,000. ABR Revolving Borrowings and Swingline Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 6 Eurodollar Borrowings outstanding.
          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          SECTION 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower Representative or by telephone (a) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than noon, Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) shall be given not later than 9:00 a.m., Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:
     (i) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          SECTION 2.04 Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed $30,000,000; provided further that, the aggregate Revolving Exposure shall not exceed the aggregate Commitments; and provided further that no Protective Advances shall be made unless a Default has occurred and is continuing. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the

Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).
          (b) Upon the making of a Protective Advance by the Administrative Agent, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.
          SECTION 2.05 Swingline Loans and Overadvances. (a) The Administrative Agent, the Swingline Lender and the Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests an ABR Borrowing, the Swingline Lender may elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the Lenders and in the amount requested, same day funds to the Borrowers on the applicable Borrowing date to the Funding Account (each such Loan made solely by the Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. The aggregate amount of Swingline Loans outstanding at any time shall not exceed $25,000,000. The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Availability (before giving effect to such Swingline Loan). All Swingline Loans shall be ABR Borrowings.
          (b) Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Revolving Loans to the Borrowers, on behalf of the Lenders, in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that, no Overadvance shall result in a Default due to Borrowers’ failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied. All Overadvances shall constitute ABR Borrowings. The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed $25,000,000 at any time, no Overadvance may remain outstanding for more than thirty days and no Overadvance shall cause any Lender’s Revolving Exposure to exceed its Commitment; provided that, the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.
          (c) Upon the making of a Swingline Loan or an Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Commitment. The Swingline Lender or the Administrative Agent may, at any time, require the Lenders to fund their participations. From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.
          (d) The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon Chicago time on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Chicago time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.
          SECTION 2.06 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for its own account or for the account of another Borrower (which, in either case may be for the benefit of a creditor of any Loan Party), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Upon the effectiveness of this Agreement, each Existing Letter of Credit shall, without any further action by any party, be deemed to have been issued as a Letter of Credit hereunder on the date of such effectiveness and shall for all purposes hereof be treated as a Letter of Credit under this Agreement.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall hand deliver or send by facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (prior to 9:00 am, Chicago time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $100,000,000 and (ii) the total Revolving Exposures shall not exceed the lesser of the total Commitments and the Borrowing Base.

          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) except as otherwise provided in the following proviso, the date that is five Business Days prior to the Maturity Date; provided, however, that notwithstanding the foregoing, a Letter of Credit may be issued with an expiry date up to one year after the Maturity Date but, in such event, the Borrowers shall, at the request of the Administrative Agent, at least five Business Days prior to the Maturity Date, either provide to the Administrative Agent a back-up letter of credit satisfactory in all respects to the Administrative Agent or else provide cash collateral for such Letter of Credit in an amount equal to 105% of all LC Exposure with respect thereto, which cash collateral shall be held and treated in the manner set forth in Section 2.06(j).
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., Chicago time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 9:00 a.m., Chicago time, on such date, or, if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 11:00 a.m., Chicago time, on the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR

Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. The Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and a successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. Immediately upon (i) the Maturity Date, (ii) the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII or (iii) the declaration by the Administrative Agent or the Required Lenders that the Loans are due and payable pursuant to Article VIII, then without demand or other notice of any kind, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the LC Exposure as of such date plus accrued and unpaid interest thereon. The Borrowers’ obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all such Defaults have been cured or waived.
          SECTION 2.07 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower Representative by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent (or, to the extent the Lenders have funded their participations therein, remitted to the Lenders).

          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          SECTION 2.08 Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.
          (b) To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

          If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as a Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
          SECTION 2.09 Termination, Reduction and Increase of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
          (b) The Company may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or a back up standby letter of credit satisfactory to the Administrative Agent in its sole discretion) equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees payable to the Loan Parties hereunder, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.
          (c) The Company may from time to time reduce the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $10,000,000, (ii) at no time shall the aggregate amount of the Commitments be reduced to less than $400,000,000 unless they are terminated in their entirety and (iii) the Company shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the Revolving Exposures would exceed the lesser of the total Commitments and the Borrowing Base.
          (d) The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

          (e) The Company may, from time to time, at its option but with the consent of the Administrative Agent, seek to increase the total Commitments by up to an aggregate amount of $100,000,000 (resulting in maximum total Commitments of $650,000,000 upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such increase and shall be delivered at a time when no Default or Event of Default has occurred and is continuing. After delivery of such notice, the Administrative Agent or the Company, in consultation with the Administrative Agent, may offer the increase (which may be declined by any Lender in its sole discretion) in the total Commitments on either a ratable basis to the Lenders or on a non pro-rata basis to one or more Lenders and/or to other Lenders or entities reasonably acceptable to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Company. No increase in the total Commitments shall become effective until the existing or new Lenders extending such incremental Commitment amount and the Borrowers shall have delivered to the Administrative Agent a document in form reasonably satisfactory to the Administrative Agent pursuant to which any such existing Lender states the amount of its Commitment increase, any such new Lender states its Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder and the Borrowers accept such incremental Commitments. The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Commitment, of a direct or participation interest in each then outstanding Loan and Letter of Credit such that, after giving effect thereto, all credit exposure hereunder is held ratably by the Lenders in proportion to their respective Commitment. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and commitment and Letter of Credit fees. The Borrowers shall make any payments under Section 2.11 resulting from such assignments. Any such increase of the total Commitments shall be subject to receipt by the Administrative Agent from the Borrowers of such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request.
          SECTION 2.10 Repayment of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally, jointly and severally promise to pay (i) to the Administrative Agent for the account of each Lender or the Swingline Lender, as applicable, the then unpaid principal amount of each Revolving Loan and Swingline Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earliest of the Maturity Date, the 30th day after such Overadvance is made and demand by the Administrative Agent.
          (b) At all times that full cash dominion is in effect pursuant to Section 7.3 of the Security Agreement, on each Business Day, the Administrative Agent shall apply all funds credited to the Collection Account the previous Business Day (whether or not immediately available) first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans and Swing Line Loans and to cash collateralize outstanding LC Exposure.
          (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

          (e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
          (f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          SECTION 2.11 Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section.
          (b) Except for Overadvances permitted under Section 2.05, in the event and on such occasion that the total Revolving Exposure exceeds the lesser of (A) the aggregate Commitments or (B) the Borrowing Base, the Borrowers shall prepay the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount equal to such excess.
          (c) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Borrowers shall, immediately after such Net Proceeds are received by any Loan Party, prepay the Obligations as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Proceeds, provided that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event” (such event, an “Asset Sale”), no prepayment shall be required except to the extent the Net Proceeds from such Asset Sale, taken together with any other Asset Sales during the same fiscal year, exceed $10,000,000, and provided further that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower Representative shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 365 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Loan Parties, and certifying that no Default has occurred and is continuing, then either (i) so long as full cash dominion is not in effect, no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate or (ii) if full cash dominion is in effect, if the Net Proceeds specified in such certificate are to be applied by (A) the Borrowers, then such Net Proceeds shall be applied by the Administrative Agent to reduce the outstanding principal balance of the Revolving Loans (without a permanent reduction of the Commitment) and upon such application, the Administrative Agent shall establish a Reserve against the Borrowing Base in an amount equal to the amount of such proceeds so applied and (B) any Loan Party that is not a Borrower, then such Net Proceeds shall be deposited in a cash collateral account and in either case, thereafter, such funds shall be made available to the applicable Loan Party as follows:
     (1) The Borrower Representative shall request a Revolving Loan (specifying that the request is to use Net Proceeds pursuant to this Section) or the applicable Loan Party shall request a release from the cash collateral account be made in the amount needed;

     (2) so long as the conditions set forth in Section 4.02 have been met, the Lenders shall make such Revolving Loan or the Administrative Agent shall release funds from the cash collateral account; and
     (3) in the case of Net Proceeds applied against the Revolving Loan, the Reserve established with respect to such proceeds shall be reduced by the amount of such Revolving Loan;
provided that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 365-day period, a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so applied; provided, further that the Borrowers shall not be permitted to make elections to use Net Proceeds to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) with respect to Net Proceeds in any fiscal year in an aggregate amount in excess of $30,000,000.
          (d) All such amounts pursuant to Section 2.11(c) shall be applied, first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swing Line Loans) without a corresponding reduction in the Commitment.
          (e) The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 10:00 a.m., Chicago time, two Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 10:00 a.m., Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
          SECTION 2.12 Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Commitments terminate. Accrued commitment fees shall be payable in arrears on the first Business Day of each calendar month and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.
          (b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of .125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the first Business Day of each fiscal quarter following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.
          (c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing signed by the Company and the Administrative Agent.
          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
          SECTION 2.13 Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
          (c) Each Protective Advance and each Overadvance shall bear interest at the Alternate Base Rate plus the Applicable Rate for Revolving Loans plus 2%.
          (d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
          (e) Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

          (f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed. The applicable Alternate Base Rate, Adjusted LIBO Rate and LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
     (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.
          SECTION 2.15 Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
     (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and showing the basis for the calculation thereof, shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and showing the basis for the calculation thereof, shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
          SECTION 2.17 Taxes. (a) Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrowers shall jointly and severally indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrower Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower Representative as will permit such payments to be made without withholding or at a reduced rate.
          (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

          SECTION 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 120 South LaSalle Street, Chicago, Illinois, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars. At all times that full cash dominion is in effect pursuant to Section 7.3 of the Security Agreement, solely for purposes of determining the amount of Loans available for borrowing purposes, checks (in addition to immediately available funds applied pursuant to Section 2.10(b)) from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the Business Day after receipt, subject to actual collection.
          (b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account when full cash dominion is in effect (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements ratably, seventh, on or after (i) the Maturity Date, (ii) the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII or (iii) the declaration by the Administrative Agent or the Required Lenders that the Loans are due and payable pursuant to Article VIII, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, eighth, to pay any amounts owing with respect to Banking Services and Swap Obligations, ratably, ninth, to pay any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers, and tenth, to the Borrowers or whomever a court of competent jurisdiction may order. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.
          (c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent. Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.
          (d) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
          (e) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective

Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.
          SECTION 2.19 Mitigation Obligations; Replacement of Lenders. If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then:
          (a) such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment);
          (b) the Borrowers may, at their sole expense and effort, require such Lender or any Lender that defaults in its obligation to fund Loans hereunder (herein, a “Departing Lender”), upon notice to the Departing Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
          SECTION 2.20 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.20 shall survive the termination of this Agreement.

ARTICLE III
Representations and Warranties
          Each Loan Party represents and warrants to the Lenders that:
          SECTION 3.01 Organization; Powers. Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
          SECTION 3.02 Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and each of such Loan Documents constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate the Certificate of Incorporation, by-laws or other organizational documents governing any Loan Party, (c) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (d) will not violate or result in a default under any material indenture, material agreement or other material instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any material payment to be made by any Loan Party or any of its Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents.
          SECTION 3.04 Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2006, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2007, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
          (b) No event, change or condition has occurred that has had, or could reasonably be expected to have or cause, a Material Adverse Effect, since December 31, 2006.
          SECTION 3.05 Properties. (a) As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by each Loan Party at which Collateral having a value of $1,000,000 or more is located. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and, to the knowledge of

Borrowers, no default by any party to any such lease or sublease exists. Each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than those permitted by Section 6.02.
          (b) Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of such trademarks, tradenames, copyrights, patents and other intellectual property which are material, as of the date of this Agreement, is set forth on Schedule 3.05, and the use thereof by the Loan Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, and except as set forth on such Schedule, the Loan Parties’ rights thereto are not subject to any licensing agreement or similar arrangement.
          SECTION 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened in writing against or directly affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.
          (b) (i) No Loan Party nor any of its Subsidiaries has received written notice of any claim with respect to any material Environmental Liability or knows of any basis for any material Environmental Liability and (ii) except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.
          SECTION 3.07 Compliance with Laws and Agreements. Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Event of Default has occurred and is continuing.
          SECTION 3.08 Investment Company Status. No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          SECTION 3.09 Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves. No tax liens have been filed and no claims are being asserted with respect to any such taxes.
          SECTION 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of all such underfunded Plans.
          SECTION 3.11 Disclosure. The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other written factual information so furnished) taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.
          SECTION 3.12 Material Agreements. All material agreements and contracts to which any Loan Party is a party or is bound as of the date of this Agreement are referenced or otherwise listed on Schedule 3.12. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing material Indebtedness.
          SECTION 3.13 Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.
          (b) No Loan Party intends to, or will permit any of its Subsidiaries to, and no Loan Party believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
          SECTION 3.14 Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Company believes that the insurance maintained by or on behalf of the Company and the Subsidiaries is adequate. The expired insurance policies delivered to and reviewed by the Administrative Agent and its representatives in connection with entering into the Transactions are substantially similar to the Company’s current insurance policies. The Company agrees to provide the Agent and its representatives with copies of its current insurance policies upon receipt of same.

          SECTION 3.15 Capitalization and Subsidiaries. Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the Company of each and all of the Company’s Subsidiaries and (b) the type of entity of the Company and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.
          SECTION 3.16 Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement and (b) Liens perfected only by possession or control (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession or control of such Collateral.
          SECTION 3.17 Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrowers, threatened. The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.
          SECTION 3.18 Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the other Loan Parties. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.
ARTICLE IV
Conditions
          SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
     (a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan

Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and a written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent, the Issuing Bank and the Lenders in form reasonably satisfactory to the Administrative Agent.
     (b) Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of the Borrower for the December 31, 2005 and 2006 fiscal years, (ii) unaudited interim consolidated financial statements of the Borrower for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of the Borrower, as reflected in the financial statements or projections contained in the Information Memorandum and (iii) satisfactory projections through 2009.
     (c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a short form good standing certificate for each Loan Party from its jurisdiction of organization.
     (d) Closing Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Company and each other Loan Party, on the initial Borrowing date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct in all material respects as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.
     (e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Effective Date.
     (f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions reasonably requested by the Administrative Agent, and such searches shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.
     (g) Pay-Off Letter. The Administrative Agent shall have received satisfactory pay-off letters for all existing Indebtedness to be repaid from the proceeds of the initial Borrowing

(including all Indebtedness arising under the Existing Credit Agreement and under that certain 6.83% Senior Notes Note Purchase Agreement of the Borrowers dated as of May 17, 2006, as amended) confirming that all Liens upon any of the property of the Loan Parties thereunder will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized, supported by a Letter of Credit or shall be Existing Letters of Credit and such agreements and all commitments thereunder shall be terminated.
     (h) Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account of the Company (the “Funding Account”) to which the Lender is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
     (i) Customer List. The Administrative Agent shall have received a list of customers of the Loan Parties in form and detail satisfactory to the Administrative Agent.
     (j) Collateral Access and Control Agreements. The Administrative Agent shall have received (i) each Collateral Access Agreement that Administrative Agent shall require as a condition to closing as determined in its Permitted Discretion and (ii) each Control Agreement that Administrative Agent shall require as a condition to closing as determined in its Permitted Discretion, but expressly including Control Agreements with respect to the Borrowers’ deposit accounts and securities accounts at JPMorgan Chase Bank, N.A., Deutsche Bank Trust Company Americas, DWS Scudder Investments Service Company, PNC Bank, National Association, Evergreen Service Company, LLC and Wachovia Bank, National Association.
     (k) Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer in form and substance satisfactory to the Administrative Agent.
     (l) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of a date reasonably acceptable to the Administrative Agent.
     (m) Closing Availability. After giving effect to all Borrowings to be made on the Effective Date and the issuance of any Letters of Credit on the Effective Date and payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, the Borrower’s Availability (plus cash on hand, excluding the proceeds of any Loan) shall not be less than $150,000,000.
     (n) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.
     (o) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.09 and Section 4.12 of the Security Agreement.

     (p) Letter of Credit Application. The Administrative Agent shall have received a properly completed letter of credit application if the issuance of a Letter of Credit will be required on the Effective Date.
     (q) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested.
The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m., Chicago time, on or prior to August 15, 2007 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
          SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
     (a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except that any representation or warranty that relates to a specific date shall be true and correct in all material respects as of such date), or, if they are not true and correct in all material respects, neither the Administrative Agent nor the Required Lenders shall have determined not to make any such Loan or instructed the Issuing Bank not to issue Letters of Credit as a result of the fact that such representation or warranty is untrue or incorrect.
     (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing, or, if a Default shall have occurred and be continuing, neither the Administrative Agent nor the Required Lenders shall have determined not to make a Loan on the occasion of such Borrowing or instructed the Issuing Bank not to issue such Letter of Credit as a result of such Default.
     (c) After giving effect to any Borrowing or the issuance of any Letter of Credit, Availability is not less than zero.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.
ARTICLE V
Affirmative Covenants
          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:

          SECTION 5.01 Financial Statements; Borrowing Base and Other Information. The Company will furnish to the Administrative Agent:
     (a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit other than any qualification regarding the adoption of accounting pronouncements) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefore and filed with the SEC shall be deemed to satisfy the requirements of this Section 5.01(a); and provided further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made such Form 10-K available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at www.furniturebrands.com) and shall have given Administrative Agent prior notice of such availability on EDGAR and its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);
     (b) within 45 days after the end of each of the first three fiscal quarters of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 5.01(b); and provided further that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made Electronic Delivery thereof;
     (c) if on any day in any fiscal month Availability is less than the Changeover Amount, within 30 days after the end of (i) the immediately preceding month, (ii) such month and (iii) each succeeding month until Availability has exceeded the Changeover Amount for 90 consecutive days, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

     (d) concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate of a Financial Officer of the Company in substantially the form of Exhibit C (a “Compliance Certificate”) (i) certifying, in the case of the financial statements delivered under clause (b) or (c), as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12, if applicable, (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (v) setting forth (only in the case of certificates delivered concurrently with financial statements delivered pursuant to (a) or (b) above) a computation of Average Availability for the applicable fiscal quarter end;
     (e) within 30 days immediately following the end of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Company for each quarter of the then current fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;
     (f) as soon as available but in any event within 25 days of the end of each calendar month (or, at any time Availability is less than the Changeover Amount, at the end of each calendar week, and at the end of each calendar week thereafter until Availability has exceeded the Changeover Amount for 90 consecutive days) and at such other times as may be necessary to re-determine availability of Advances hereunder or as may be requested by the Administrative Agent, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request;
     (g) as soon as available but in any event within 25 days of the end of each calendar month (or, at any time Availability is less than the Changeover Amount, at the end of each calendar week, and at the end of each calendar week thereafter until Availability has exceeded the Changeover Amount for 90 consecutive days) and at such other times as may be requested by the Administrative Agent, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent:
     (i) a detailed schedule and aging of the Accounts (1) including all invoices aged by invoice date and due date (with an explanation of the terms offered) and (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name and balance due for each Account Debtor:
     (ii) a schedule detailing the Inventory, in form satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Company are deemed by the Administrative Agent to be appropriate, (2) including a report of any variances or other results of Inventory counts performed by the Loan Parties since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by the Loan Parties and complaints and claims made against the Loan Parties), and (3) reconciled to the Borrowing Base Certificate delivered as of such date;
     (iii) a worksheet of calculations prepared by the Company to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;
     (iv) a reconciliation of the Accounts and Inventory between the amounts shown in the Loan Parties’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above; and
     (v) a reconciliation of the loan balance per the Loan Parties’ general ledger to the loan balance under this Agreement.
     (h) promptly upon the Administrative Agent’s request:
     (i) copies of invoices in connection with the invoices issued by the Loan Parties in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;
     (ii) copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party; and
     (iii) a schedule detailing the balance of all intercompany accounts of the Loan Parties;
     (i) as soon as available but in any event within 25 days of the end of each calendar month and at such other times as may be requested by the Administrative Agent, as of the period then ended, the Loan Parties’ sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal;
     (j) upon request of Administrative Agent, copies of all tax returns filed by any Loan Party with the U.S. Internal Revenue Service;
     (k) within 45 days after each June 30 starting June 30, 2008, an updated customer list for the Borrower and its Subsidiaries as of June 30, which list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct by a Financial Officer of the Company; provided, however, that such list with respect to Broyhill Furniture Industries, Inc. shall also be furnished as soon as practicable after the date hereof;
     (l) within 45 days after the last day of June of each year, a certificate of good standing for each Loan Party from the appropriate governmental officer in its jurisdiction of incorporation, formation, or organization;
     (m) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, provided that in each case the Company shall be deemed to have made such delivery if it shall have made Electronic Delivery thereof; and
     (n) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
          SECTION 5.02 Notices of Material Events. The Borrowers will furnish to the Administrative Agent prompt written notice of the following:
     (a) the occurrence of any Default;
     (b) receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $20,000,000, (ii) seeks injunctive relief which could reasonably be expected to have a Material Adverse Effect, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws, (vi) contests any tax, fee, assessment, or other governmental charge in excess of $20,000,000, or (vii) involves any product recall;
     (c) any Lien (other than Permitted Encumbrances or Liens otherwise permitted by Section 6.02) or claim made or asserted against any of the Collateral;
     (d) any loss, damage, or destruction to the Collateral in the amount of $5,000,000 or more, whether or not covered by insurance;
     (e) any and all written default notices received under or with respect to any leased location or public warehouse where Collateral with an aggregate value in excess of $5,000,000 is located (which shall be delivered within ten Business Days after receipt thereof);
     (f) the fact that a Loan Party has entered into a Swap Agreement or an amendment to a Swap Agreement, together with copies of all agreements evidencing such Swap Agreement or amendments thereto (which shall be delivered within ten Business Days);
     (g) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $20,000,000; and
     (h) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          SECTION 5.03 Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except to the extent the failure to maintain such authority would not reasonably be expected to cause a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
          SECTION 5.04 Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.05 Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, provided that the foregoing shall not prohibit any disposition under Section 6.05.
          SECTION 5.06 Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice during regular business hours and under guidance of officers of the Borrowers, to visit and inspect its properties, to examine and make extracts from their books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and intervals and as often as reasonably requested. After the occurrence and during the continuance of any Event of Default, each Loan Party shall provide the Administrative Agent with the names and contact information for its suppliers. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.
          SECTION 5.07 Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.08 Use of Proceeds. The proceeds of the Loans will be used only for the general corporate purposes of the Company and its Subsidiaries in the ordinary course of business, including the refinancing of existing Indebtedness and for Permitted Acquisitions. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
          SECTION 5.09 Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.
          SECTION 5.10 Casualty and Condemnation. The Borrowers (a) will furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents
          SECTION 5.11 Appraisals. At any time that the Administrative Agent requests, the Company and the Subsidiaries will provide the Administrative Agent with appraisals or updates thereof of their Inventory from an appraiser selected and engaged by the Administrative Agent following consultation with the Company, and prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that if no Event of Default has occurred and is continuing, only one such appraisal per calendar year shall be at the expense of the Loan Parties.
          SECTION 5.12 Depository Banks. The Loan Parties each will maintain one or more of the Lenders, or such other bank(s) as may be reasonably acceptable to Administrative Agent, as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.
          SECTION 5.13 Additional Collateral; Further Assurances. (a) Subject to applicable law, each Loan Party shall cause each of its domestic Subsidiaries (other than such domestic Subsidiaries having less than $10,000 of assets) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing the Joinder Agreement set forth as Exhibit E hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Loan Party which constitutes Collateral.
          (b) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.
          (c) If at any time Availability shall fall below the Changeover Amount, then the Loan Parties shall promptly take the actions prescribed by the Security Agreement to establish cash dominion in favor of the Administrative Agent over the Loan Parties’ cash and Investment Property that constitutes Collateral. The obligation of the Loan Parties to comply with the foregoing requirement shall continue until Availability has exceeded the Changeover Amount for 90 consecutive days. The

Administrative Agent shall thereafter promptly take all necessary actions to terminate such cash dominion.
          (d) Notwithstanding anything to the contrary herein or in the Security Agreement, (1)(a) the Loan Parties shall use commercially reasonable efforts to obtain within 60 days after the Effective Date each Collateral Access Agreement with respect to existing locations as contemplated by Section 4.8 of the Security Agreement and (b) until the expiration of such 60-day period, the absence of such Collateral Access Agreement shall not be the basis for exclusion of Inventory located at locations for which a Collateral Access Agreement would otherwise be required or for Reserves under the Borrowing Base, and (2)(a) the Loan Parties shall use commercially reasonable efforts to obtain within 60 days of the Effective Date each Control Agreement with respect to existing deposit accounts contemplated by Section 4.9 of the Security Agreement and (b) upon the expiration of such 60-day period, the Administrative Agent may, in its Permitted Discretion, establish a Reserve and require the applicable Loan Party(ies) to open and maintain new deposit accounts as contemplated by Section 4.9 of the Security Agreement.
ARTICLE VI
Negative Covenants
          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:
          SECTION 6.01 Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:
     (a) the Secured Obligations;
     (b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof;
     (c) Indebtedness of any Borrower to any other Borrower, of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Borrower or any Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Borrower to any Subsidiary that is not a Borrower and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;
     (d) Guarantees by any Borrower of Indebtedness of any other Borrower or any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party (A) shall be subject to Section 6.04, and (B) shall (1) if either immediately prior to or immediately after giving effect to such Guarantee the Restricted Amount is greater than $20,000,000, be permitted only if after giving effect thereto and to the incurrence of the guaranteed Indebtedness, the Leverage Ratio does not exceed 5:1, or (2) if, either immediately prior to or immediately after giving effect to such Guarantee the Restricted Amount is greater than $50,000,000, be permitted only if after giving effect thereto and to the incurrence of the guaranteed Indebtedness, the Leverage Ratio does not exceed 5:1 and Availability exceeds $125,000,000, and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;
     (e) Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) together with the aggregate principal amount of Indebtedness permitted by clause 6.01(j) below shall not exceed $80,000,000 at any time outstanding;
     (f) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b), (e), (i) and (j) hereof; provided that, (i) the principal amount or interest rate of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing, or renewal are not materially less favorable to the obligor thereunder than the original terms of such Indebtedness and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;
     (g) Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;
     (h) Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;
     (i) Indebtedness under Swap Agreements permitted hereunder;
     (j) Indebtedness of a Subsidiary existing at the time of acquisition thereof by the Company or a Subsidiary not to exceed $80,000,000 at the time of such acquisition (or Indebtedness assumed at the time of such an acquisition of an asset securing such Indebtedness), provided that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such acquisition, (ii) any Lien securing such Indebtedness is permitted under Section 6.02(e); and (iii) the aggregate principal amount of Indebtedness permitted by this clause (j) together with the aggregate principal amount of Indebtedness permitted by clause 6.01(e) above shall not exceed $80,000,000 at any time outstanding;

     (k) Guarantees (i) of the Borrowers or any of their Subsidiaries as a guarantor of the lessee under any lease pursuant to which a Borrower or a Subsidiary is the lessee so long as such lease is otherwise permitted hereunder, (ii) of the Company constituting Guarantees by the Company of trade payables owing by its Subsidiaries in the ordinary course of business, (iii) of the Company and/or Thomasville consisting of Guarantees (with the maximum amount guaranteed at any time pursuant to this clause (iii) not to exceed $7,500,000 in the aggregate) of actual or potential claims under Environmental Laws, and (iv) of any Borrower or any Subsidiary as a guarantor of the obligations of a lessee under any lease pursuant to which a third party is the lessee not to exceed $160,000,000 in the aggregate; and
     (l) other unsecured Indebtedness in an aggregate principal amount not exceeding $50,000,000 at any time outstanding; provided, that, if, at the time of incurrence of any such other unsecured Indebtedness under this clause (l), the Leverage Ratio does not exceed 5:1 (giving effect to such incurrence), then such maximum amount shall be $125,000,000.
          SECTION 6.02 Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
     (a) Liens created pursuant to any Loan Document;
     (b) Permitted Encumbrances;
     (c) any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
     (d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary;
     (e) any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

     (f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
     (g) Liens arising out of sale and leaseback transactions permitted by Section 6.06;
     (h) Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;
     (i) (i) licenses, leases or subleases granted to other Persons in the ordinary course of business and not materially interfering with the conduct of the business of the Company and its Subsidiaries taken as a whole, (ii) Liens arising from precautionary UCC financing statements regarding operating leases and (iii) statutory and common law landlords’ liens under leases to which any of the Company and/or its Subsidiaries is a party;
     (j) any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement not prohibited by this Agreement; and
     (k) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods.
Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrances and clause (a) above, (2) Inventory, other than those permitted under clause (a) or (b) of the definition of Permitted Encumbrances and clause (a) above, or (3) Equity Interests in any Subsidiary.
          SECTION 6.03 Fundamental Changes. (a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Person may merge into any Borrower in a transaction in which the surviving entity is any Borrower, (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if any party to such merger is a Subsidiary that is a Loan Party, is or becomes a Subsidiary that is Loan Party concurrently with such merger, and (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of any Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.
          (b) No Loan Party will, nor will it permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrowers and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related or complimentary thereto.
          SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:
     (a) Permitted Investments, subject to control agreements in favor of the Administrative Agent for the benefit of the Lenders or otherwise subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Lenders;
     (b) investments in existence on the date of this Agreement and described in Schedule 6.04;
     (c) investments by the Borrowers and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (i) at no time shall the Restricted Amount exceed $150,000,000 and (ii) any investments made by Loan Parties in Subsidiaries which are not Loan Parties pursuant to this clause (c) shall be made only using the proceeds of Indebtedness incurred pursuant to Section 6.01(l) with the exception of (w) any investment immediately prior to and immediately after giving effect to which the Restricted Amount is $20,000,000 or less, (x) any investment immediately prior to and immediately after giving effect to which the Restricted Amount is greater than $20,000,000 but less than or equal to $50,000,000 if Availability exceeds $125,000,000 at the time of such investment, (y) any investment financed by unsecured Indebtedness, immediately prior to and immediately after giving effect to which the Leverage Ratio does not exceed 5:1, and (z) investments in an aggregate amount equal to the aggregate amount of proceeds received as of the time of such investment from asset dispositions permitted by Section 6.05(g);
     (d) loans or advances made by any Borrower to any Subsidiary or made by any Subsidiary to any other Borrower or any other Subsidiary, provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Security Agreement, (ii) at no time shall the Restricted Amount exceed $150,000,000 and (iii) any such loans and advances made pursuant to this clause (d) by Loan Parties to Subsidiaries which are not Loan Parties (other than any loan or advance immediately prior to and immediately after giving effect to which the Restricted Amount is $20,000,000 or less (or if, giving effect to such loan or advance, Availability exceeds $125,000,000, $50,000,000 or less)) shall be made only using the proceeds of Indebtedness incurred pursuant to Section 6.01(l);
     (e) Guarantees constituting Indebtedness permitted by Section 6.01, provided that at no time shall the Restricted Amount exceed $150,000,000;
     (f) loans or advances made by a Loan Party to its directors, officers and other employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $1,000,000 in the aggregate at any one time outstanding;
     (g) subject to Sections 4.2(a) and 4.4 of the Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to plans of reorganization in bankruptcy cases or negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;
     (h) investments in the form of Swap Agreements permitted by Section 6.07;
     (i) investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Subsidiaries (including in connection with a permitted acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;
     (j) investments received in connection with the dispositions of assets permitted by Section 6.05;
     (k) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”; and
     (l) subject to the provisions of this Section 6.04(l) and the requirements contained in the definition of Permitted Acquisition, the Company and its wholly-owned Subsidiaries may from time to time make investments in the form of Permitted Acquisitions so long as: (i) no Default shall have occurred and be continuing at the time of the consummation of the proposed investment or immediately after giving effect thereto; (ii) the aggregate amount of consideration (both cash and non-cash) for any investment made pursuant to this Section 6.04(l), when added to the aggregate amount of such consideration for all other investments made pursuant to this Section 6.04(l) in the same calendar year as the calendar year in which such investment occurs does not exceed $50,000,000 (or $150,000,000 if the Fixed Charge Coverage Ratio, determined as of the end of the most recently ended fiscal quarter giving pro forma effect to the proposed investment as if made at the start of the preceding four fiscal quarter period, is greater than 1.2 to 1.0), (iii) if the proposed investment is for aggregate consideration of $50,000,000 or more, the Company shall have given to the Administrative Agent written notice of such proposed investment at least ten (10) Business Days prior to consummation of such investment (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall be executed by a Financial Officer and (A) shall describe in reasonable detail the principal terms and conditions of such investment and (B) include computations in reasonable detail reflecting that after giving effect to such proposed investment and any Indebtedness to be incurred in connection therewith, the Company is in compliance with Section 6.12, if applicable; (iv) at the time of any such investment involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other Equity Interest of any Person, the Borrower and its Subsidiaries shall have complied with Section 5.13; and (v) there shall exist at least $75,000,000 of Availability both immediately before and immediately after consummation of such Permitted Acquisition.
          SECTION 6.05 Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to any Borrower or another Subsidiary in compliance with Section 6.04), except:
     (a) (i) sales, transfers and dispositions of inventory in the ordinary course of business and (ii) sales, transfers, leases and other dispositions of used, obsolete, worn out or surplus equipment or property in the ordinary course of business;
     (b) sales, transfers, leases and other dispositions to any Borrower or any Subsidiary, provided that any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;
     (c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

     (d) sales, transfers and dispositions of investments permitted by clauses (i) and (k) of Section 6.04;
     (e) sale and leaseback transactions permitted by Section 6.06;
     (f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary; and
     (g) so long as no Event of Default shall have occurred and is continuing, sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section, provided that (i) the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (g) shall not exceed $125,000,000 during any fiscal year of the Company or $350,000,000 over the term of this Agreement and (ii) no sale, transfer or other disposition of a Specified Asset shall be permitted by this clause (g) without the consent of the Required Lenders;
provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b), (c) and (f) above) shall be made for fair value and for at least 75% cash consideration.
          SECTION 6.06 Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 180 days after any Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.
          SECTION 6.07 Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.
          SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness. (a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except
(i)	each Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock,
(ii)	Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests,

(iii)	so long as there exists no Event of Default,

(A) if, after giving effect to such Restricted Payment and any Revolving Loan incurred to fund such Restricted Payment, Availability is greater than $50,000,000 but less than or equal to $75,000,000 and the Fixed Charge Coverage Ratio (computed giving effect to such Restricted Payment on a pro forma basis as of the most recent fiscal quarter end or month end, as applicable, for which financial statements have been delivered pursuant to Section 5.01) is at least 1.1:1.0, the Company may declare and pay cash dividends which, when aggregated with all cash dividends previously paid in the same fiscal year pursuant to this subsection (iii), do not exceed $.64 per common share per fiscal year (adjusted for any stock splits after the Effective Date);

(B) if, after giving effect to such Restricted Payment and any Revolving Loan incurred to fund such Restricted Payment, Availability is greater than $75,000,000 but less than or equal to $125,000,000, the Company may declare and pay cash dividends which, when aggregated with all cash dividends previously paid in the same fiscal year pursuant to this subsection (iii), do not exceed $.70 per common share per fiscal year (adjusted for any stock splits after the Effective Date), and may make repurchases of a number of its common shares not in excess of the number of common shares issued by the Company through the exercise of employee stock options during such fiscal year;

(C) if, after giving effect to such Restricted Payment and any Revolving Loan incurred to fund such Restricted Payment, Availability is greater than $125,000,000, the Company may declare and pay cash dividends and make repurchases of its common shares, which, when aggregated with all cash dividends and share repurchases previously made in the same fiscal year pursuant to this subsection (iii) do not exceed $75,000,000.
This Section 6.08 shall not prohibit the payment of a Restricted Payment if such Restricted Payment was, at the time of declaration of such Restricted Payment, permitted by this Section 6.08.
In addition to such other Reserves as the Administrative Agent may establish against the Borrowing Base, if Availability is at any time less than the Changeover Amount, the Administrative Agent may, in its Permitted Discretion, establish Reserves in the amount of any Restricted Payment declared but not yet paid pursuant to this Section 6.08. Any such Reserve shall remain in effect until Availability exceeds $75,000,000 or such earlier date as the Administrative Agent shall determine.
          (b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness to the extent such payments are prohibited by the subordination provisions thereof, and provided that no such payment or distribution shall be permitted if at such time Availability is not greater than $75,000,000.
          SECTION 6.09 Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to a Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Borrowers and any Subsidiary that is a Loan Party not involving any other Affiliate, (c) any investment permitted by Sections 6.04(c) or 6.04(d), (d) any Indebtedness permitted under Section 6.01(c), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to directors, officers or other employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of any Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Company or its Subsidiaries in the ordinary course of business, (h) any transactions permitted by Section 6.03 and (i) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors.
          SECTION 6.10 Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.
          SECTION 6.11 Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) agreement relating to any Subordinated Indebtedness or (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent any such amendment, modification or waiver would be adverse to the Lenders.
          SECTION 6.12 Financial Covenant. The Borrowers will not permit the Fixed Charge Coverage Ratio, determined for any period of four consecutive fiscal quarters (or, as applicable, twelve consecutive months) ending on the last day of any such period, to be less than 1.10 to 1.00; provided, however, that the foregoing covenant shall be applicable only during the Covenant Period. “Covenant Period” means, relative to each day on which Availability is less than the Trigger Amount (as defined below), the period commencing on and including the last day of the most recent four fiscal quarter (or, as applicable, twelve month) period for which financial statements have been delivered pursuant to Section 5.01 (a), (b) or (c) and ending on the first day thereafter on which Availability has exceeded the Trigger Amount for 90 consecutive days. Determinations under this covenant shall be made on a trailing four fiscal quarter basis unless the Borrowers are at the applicable time subject to reporting under Section 5.01(c), in which case such determinations shall be made on a trailing twelve month basis. “Trigger Amount” means an amount equal to the greater of (a) $62,500,000 and (b) 12.5% of the total Commitments.
          SECTION 6.13 Change in Fiscal Year. The Company shall not change its fiscal year to end on any date other than December 31 of each year.

ARTICLE VII
Events of Default
          If any of the following events (“Events of Default”) shall occur:
     (a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
     (c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;
     (d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence) or 5.08 or in Article VI;
     (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) 5 days after the earlier of knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.09, 5.10, 5.12 or 5.13(c) of this Agreement or (ii) 30 days after the earlier of knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement;
     (f) any Loan Party or any Subsidiary shall fail (beyond any applicable grace or cure period) to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
     (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) any Loan Party or any Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
     (j) any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
     (k) one or more judgments for the payment of money in an aggregate amount in excess of $40,000,000 shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment or any Loan Party or any Subsidiary of any Loan Party shall fail within 60 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;
     (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
     (m) a Change in Control shall occur;
     (n) the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of cure or grace therein provided;
     (o) the Loan Guaranty shall fail to remain in full force or effect or any Loan Party shall take any action to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;
     (p) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of this Agreement or any Collateral Document, or any Collateral

Document shall fail to remain in full force or effect or any Loan Party shall take any action to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document; or
     (q) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);
then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE VIII
The Administrative Agent
          Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.
          The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent hereunder which shall be a commercial bank reasonably acceptable to the Borrowers (which consent shall not be unreasonably withheld or delayed and shall not be required at any time when a Default exists). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent, with the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed and shall not be required at any time when a Default exists) may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
          Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by or as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
          The Syndication Agent and Co-Documentation Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.
ARTICLE IX
Miscellaneous
          SECTION 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)	if to any Loan Party, to the Company at:

Furniture Brands International, Inc. 101 South Hanley Road St. Louis, MO 63105

Attention: Francis X. Ward, Vice President and Treasurer Facsimile No: 314-863-5306
(ii)	if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to Chase Bank at:
JPMorgan Chase Bank, N.A. 120 South LaSalle Street Chicago, IL 60603 Attention: Lynne M. Ciaccia Facsimile No: 312-661-6929
(iii)	if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient on a Business Day, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
          SECTION 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (v) increase the advance rates set forth in the definition of Borrowing Base or add new categories of eligible assets, without the written consent of the Supermajority Lenders, (vi) change any of the provisions of this Section or the definitions of “Required Lenders” or “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vii) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (viii) except as provided in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04
          (c) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner reasonably satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $10,000,000 during any calendar year without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
          SECTION 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any actual or proposed amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:
     (i) appraisals and insurance reviews;
     (ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination (which currently equal $850 per day per examiner plus out of pocket expenses);
     (iii) background checks regarding senior management, as deemed necessary or appropriate in the commercially reasonable discretion of the Administrative Agent;
     (iv) taxes, fees and other charges for (A) lien searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;
     (v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and
     (vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.
All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).
          (b) The Borrowers shall jointly and severally indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan

Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
          (c) To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
          (d) To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor.
          SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

          (A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Person;
          (B) the Administrative Agent; and
          (C) the Issuing Bank.
          (ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;
          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 provided that Borrowers are not obligated to pay or reimburse such fee; and
          (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
          For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
          SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic medium shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or

Affiliate to or for the credit or the account of the Borrowers or a Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (including, without limitation, 735 ILCS Section 105/5-1 et seq, but otherwise without regard to the conflict of laws provisions) of the State of Illinois, but giving effect to federal laws applicable to national banks.
          (b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or Illinois State court sitting in Chicago, Illinois in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Illinois State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
          (c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
          ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

          SECTION 9.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.
          SECTION 9.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.
          SECTION 9.15 Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
          SECTION 9.16 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
          SECTION 9.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 9.18 Nature of Borrowers’ Obligations.
          (a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that all Obligations to repay principal of, interest on, and all other amounts with respect to, all Revolving Loans, Swingline Loans, LC Disbursements, Protective Advances and Overadvances and all other Obligations pursuant to this Agreement and under any Note (including, without limitation, all fees, indemnities, taxes and other Obligations in connection therewith or in connection with the related Commitments) shall constitute the joint and several obligations of the Company, Broyhill, HDM, Lane and Thomasville. In addition to the direct (and joint and several) obligations of the Borrowers with respect to Obligations as described above, all such Obligations shall be guaranteed pursuant to, and in accordance with the terms of, the Loan Guaranty.
          (b) The obligations of each Borrower with respect to the Obligations are independent of the obligations of the other Borrowers or any guarantor, and a separate action or actions may be brought and prosecuted against each Borrower, whether or not any other Borrower or any guarantor is joined in any such action or actions. Each Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall, to the fullest extent permitted by law, operate to toll the statute of limitations as to each Borrower.
ARTICLE X
Loan Guaranty
          SECTION 10.01 Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its Guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.
          SECTION 10.02 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
          SECTION 10.03 No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.

          (b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
          (c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).
          SECTION 10.04 Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.
          SECTION 10.05 Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.
          SECTION 10.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.
          SECTION 10.07 Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, the Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.
          SECTION 10.08 Termination. The Lenders may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.
          SECTION 10.09 Taxes. All payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Guarantor shall make such deductions and (iii) such Loan Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          SECTION 10.10 Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”. This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.
          SECTION 10.11 Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Administrative Agent, the Issuing Bank, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
          SECTION 10.12 Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
ARTICLE XI
The Borrower Representative
          SECTION 11.01 Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.
          SECTION 11.02 Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

          SECTION 11.03 Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through a Financial Officer.
          SECTION 11.04 Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default hereunder referring to this Agreement describing such Default and stating that such notice is a “notice of default.” In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.
          SECTION 11.05 Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.
          SECTION 11.06 Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders, the Loan Documents (except that each of the Loan Parties executed and delivered each of the Loan Documents to which such Loan Parties are signatories) and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, the Borrowing Base Certificates, the Compliance Certificates and the Borrowing Requests. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.
          SECTION 11.07 Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificates required pursuant to the provisions of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LOAN PARTIES:

FURNITURE BRANDS INTERNATIONAL, INC.
BROYHILL FURNITURE INDUSTRIES, INC.
LANE FURNITURE INDUSTRIES, INC.
THOMASVILLE FURNITURE INDUSTRIES, INC.
ACTION TRANSPORT, INC.
BROYHILL TRANSPORT, INC.
BROYHILL RETAIL, INC.
BROYHILL HOME FURNISHINGS, INC.
THOMASVILLE RETAIL, INC.
HDM RETAIL, INC.
FAYETTE ENTERPRISES, INC.
HDM FURNITURE INDUSTRIES, INC.
HDM TRANSPORT, INC.
LANEVENTURE, INC.
MAITLAND-SMITH FURNITURE INDUSTRIES, INC.
MAITLAND-SMITH HOME FURNISHINGS, INC.
THE LANE COMPANY, INCORPORATED
LANE HOME FURNISHINGS RETAIL, INC.
HICKORY BUSINESS FURNITURE, INC.
THOMASVILLE HOME FURNISHINGS, INC.
FURNITURE BRANDS RETAIL OPERATIONS, INC.

By	/s/ Lynn Chipperfield
	Name:	Lynn Chipperfield
	Title:	Senior Vice President of the Company and Vice President of each other Loan Parties On behalf of each of the above Loan Parties

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent, Issuing Bank and Swingline Lender
By	/s/ Lynne Ciaccia
	Name:	Lynne Ciaccia
	Title:	Vice President

BANK OF AMERICA, N.A.
By	/s/ Brian Conole
	Name:	Brian Conole
	Title:	Senior Vice President

NATIONAL CITY BUSINESS CREDIT, INC.
By	/s/ Michael P. Gutia
	Name:	Michael P. Gutia
	Title:	Vice President

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL)
By	/s/ Steve Linderman
	Name:	Steve Linderman
	Title:	Managing Director

WELLS FARGO FOOTHILL, LLC
By	/s/ Dennis King
	Name:	Dennis King
	Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION
By	/s/ Robert M. Reeg
	Name:	Robert M. Reeg
	Title:	Duly Authorized Signatory

RBS BUSINESS CAPITAL, A DIVISION OF RBS ASSET FINANCE, INC.
By	/s/ Cyril Prince
	Name:	Cyril Prince
	Title:	Vice President

THE CIT GROUP/ COMMERCIAL SERVICES, INC.
By	/s/ Catherine J. Harris
	Name:	Catherine J. Harris
	Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION
By	/s/ Lee LaBine
	Name:	Lee LaBine
	Title:	Vice President

NORTH FORK BUSINESS CAPITAL CORPORATION
By	/s/ Michael S. Burns
	Name:	Michael S. Burns
	Title:	Senior Vice President

FIFTH THIRD BANK, A MICHIGAN BANKING CORPORATION
By	/s/ Robert M. Sander
	Name:	Robert M. Sander
	Title:	Vice President

UPS CAPITAL CORPORATION
By	/s/ John P. Holloway
	Name:	John P. Holloway
	Title:	Director of Portfolio Management

Schedules
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. THE CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND ARE DENOTED BY AN ASTERISK IN BRACKETS [*]. THE CONFIDENTIAL PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.
COMMITMENT SCHEDULE

Lender	Commitment
JPMorgan Chase Bank, N.A.	$75,000,000
Bank of America, N.A.	75,000,000
National City Business Credit, Inc.	60,000,000
Wachovia Capital Finance Corporation (Central)	60,000,000
Wells Fargo Foothill, LLC	60,000,000
General Electric Capital Corporation	60,000,000
RBS Business Capital, A Division of RBS Asset Finance, Inc.	35,000,000
The CIT Group/ Commercial Services, Inc.	27,500,000
PNC Bank, National Association	27,500,000
North Fork Business Capital Corporation	25,000,000
Fifth Third Bank, a Michigan Banking Corporation	25,000,000
UPS Capital Corporation	20,000,000

Total	$550,000,000

[*]	Certain confidential information contained in this document, marked with an asterisk in brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 2.06
Existing Letters of Credit
     The following is a list of all letters of credit issued and outstanding under the Existing Credit Agreement.
(see attached)

August 07, 2007
Import LC Outstanding
By Applicant and Bank Reference
               Reference Numbers

Bank			Open	Expiry	Latest			Outstanding
Reference	Our Reference	Beneficiary Name	Date	Date	Curr		Outstanding	USD Equivalent
HDM FURNITURE INDUSTRIES

Entity:
Applicant:	HENREDON
CBCI-582506	[*]	[*]	12/06/08	08/13/07	07/10/07	USD	109,229.78	109,229.78
CBCI-585368	[*]	[*]	02/18/07	10/31/07	09/28/07	USD	5,762.88	5,762.88
CBCI-585359	[*]	[*]	05/16/07	11/30/07	10/13/07	USD	259,038.00	259,038.00
CBCI-589864	[*]	[*]	06/21/07	11/30/07	10/31/07	USD	76,032.00	76,032.00
CBCI-589865	[*]	[*]	07/01/07	01/21/08		USD	197,125.00	197,125.00

							USD Total:	647,187.64
Applicant:	HICKORY
CBCI-582507	[*]	[*]	01/04/07	12/31/07	12/05/07	USD	390,383.00	380,383.00

							USD Total:	380,383.00
							USD Total for:	1,027,570.64

MAITLAND-SMITH

Entity:
Applicant:	MSFICE82
HLHI-551381	MSCI-058	[*]	04/02/07	10/15/07	10/01/07	USD	154,565.97	154,565.97
HLHI-551382	MSCI-059	[*]	04/02/07	10/15/07	10/01/07	USD	150,000.00	150,000.00
							USD Total:	304,585.97
Applicant:	MSFEXP
HLHI-550709	MSE-0022	[*]	10/20/08	10/15/07	10/01/07	USD	121,919.51	121,919.51
HLHI-550887	MSE-0024	[*]	11/08/08	10/22/07	10/07/07	USD	111,197.22	111,197.22
HLHI-550888	MSE-0023	[*]	11/08/08	10/22/07	10/07/07	USD	42,186.56	42,185.56
							USD Total:	275,282.28
							USD Total for:	578,848.25
							USD Grand Total:	1,607,418.89

Trade Channel	Page 1 of 1

[*]	Certain confidential information contained in this document, marked with an asterisk in brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Standby Letters of Credit
By Bank Reference Number
               JPMChase Reference

		Beneficiary	Beneficiary City	Date	Expiry		LC	Available Amount	Outstanding
	Client Reference	Name State/	Beneficiary Country	LC Open	Date	Currency	Amount	in LC Curr	Liability
APPLICANT:	FURNITURE BRANDS INTERNATIONAL

CTCS-246039	CTCS-246039	[*]	UNITED STATES	03/15/06	03/01/08	USD	209,000.00	209,000.00	209,000.00
CTCS-246052	CTCS-246052	[*]	UNITED STATES	03/15/06	08/01/08	USD	4,742,778.00	4,742,778.00	4,742,778.00
CTCS-246056	CTCS-246056	[*]	UNITED STATES	03/15/06	05/15/08	USD	2,546,140.00	880,713.34	880,713.34
CTCS-340628	CTCS-340628	[*]	UNITED STATES	07/05/07	07/02/08	USD	3,950,000.00	3,950,000.00	3,950,000.00

							Grand Total for Applicant:		9,782,491.34

APPLICANT:	FURNITURE BRANDS RETAIL OPERATIONS

CTCS-310575	CTCS-310575	[*]	UNITED STATES	03/02/07	03/02/08	USD	400,000.00	400,000.00	400,000.00

							Grand Total for Applicant:		400,000.00

APPLICANT:	LANE FURNITURE INDUSTRIES

CTCS-252110	CTCS-252110	[*]	UNITED STATES	04/10/06	12/31/07	USD	10,000.00	10,000.00	10,000.00
CTCS-252113	CTCS-252113	[*]	UNITED STATES	04/10/06	12/31/07	USD	10,000.00	10,000.00	10,000.00

							Grand Total for Applicant:		20,000.00

								USD Total All:	10,202,491.34

Trade Channel	Page 1 of 1

[*]	Certain confidential information contained in this document, marked with an asterisk in brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 3.05
Real Properties
See Attachment 1 attached hereto and incorporated herein by reference.
Intellectual Property
See Attachment 2 attached hereto and incorporated herein by reference.

Attachment 1 to Schedule 3.05

Attachment 1 to Schedule 3.05

M/W/O	Route 640	Appomattox	VA	Appomattox	24522	United States	Appomattox Plant	Thomasville Furniture Industries, Inc.

M/W/O	1200 Patterson Ave	Winston Salem	NC	Forsyth	27101-1532	United States	Plant H	Thomasville Furniture Industries, Inc.

	1425 Unity Street-Southside of Cumberland Road	Thomasville	NC	Davidson	27360-4956	United States	Plant Y, CMF, Box Shop and Plant E	Thomasville Furniture Industries, Inc.

M/W/O	505 County Line Rd	Thomasville	NC	Davidson	27360-59ND	United States	New Plant V	Thomasville Furniture Industries, Inc.

M/W/O	401 E. Main St	Thomasville	NC	Davidson	27360-4152	United States	Warehouse, Central Storage Facility, Blogs 1-5	Thomasville Furniture Industries, Inc.

M/W/O	315 Elizabeth Street Northwest-Main Street North	Lenoir	NC	Caldwell	28645-3961	United States	Main Plant & Cotton Mill	Thomasville Furniture Industries, Inc.

M/W/O	Route U.S. 15 and Route 615	Fork Union	VA	Fluvanna	23055	United States	Carysbrook Plant	Thomasville Furniture Industries, Inc.

M/W/O	350 Old Murdock Rd	Troutman	NC	Iredell	28166-9699	United States	Plant No. 3 (Upholstery)	Thomasville Furniture Industries, Inc.

M/W/O	350 Old Murdock Rd	Troutman	NC	Iredell	28166-9699	United States	Plant No. 4 (Frame)	Thomasville Furniture Industries, Inc.

M/W/O	1118 Old Highway 70-A	Conover	NC	Catawba	28613	United States	Conover Plant	Thomasville Furniture Industries, Inc.

M/W/O	890 F Avenue Dr SE	Hickory	NC	Catawba	28602-1122	United States	Plant No. 8	Thomasville Furniture Industries, Inc.

M/W/O	900 12th Street Dr NW	Hickory	NC	Catawba	28601-4783	United States	Hickory Business Furniture; Plant No. 19	Thomasville Furniture Industries, Inc.

M/W/O	Route 45 (South)	Verona	MS	Lee	38879	United States		Lane Furniture Industries, Inc.

Attachment 1 to Schedule 3.05

M/W/O	Stafford Drive-Pontotoc Industrial Park	Pontotoc	MS	Pontotoc	38863	United States		Lane Furniture Industries, Inc.

M/W/O	329 Kettering Rd	High Point	NC	Guilford	27263-1719	United States	Royal Development Company	Lane Furniture Industries, Inc.

M/W/O	234 Industrial Park Road	Saltillo	MS	Lee	38866	United States		Lane Furniture Industries, Inc.

M/W/O	3464 McCullough Boulevard-(Old Highway 78)	Belden	MS	Lee	38826-9429	United States		Lane Furniture Industries, Inc.

M/W/O	3350 McCullough Blvd	Belden	MS	Lee	38826-9428	United States	Service Center	Lane Furniture Industries, Inc.

M/W/O	114 Workman Street Southwest	Conover	NC	Catawba	28613-8252	United States	LaneVenture Plant No. 11	Lane Furniture Industries, Inc.

M/W/O	1405 Deborah Herman Road Southwest	Conover	NC	Catawba	28613-8247	United States	LaneVenture Plant No. 14	Lane Furniture Industries, Inc.

M/W/O	30440 Highway 41	Nettleton	MS	Monroe	38858-7311	United States	WREN Warehouse	Lane Furniture Industries, Inc.

M/W/O	410, 420 & 429 Hogan St	Morganton	NC	Burke	28655-3616	United States	Plant No. 60	Drexel Heritage Furniture

M/W/O	2839 2nd Avenue Northwest	Hickory	NC	Catawba	28601-5641	United States	Plant 7	Drexel Heritage Furniture

M/W/O	400 Henredon Road and Route 70	Morganton	NC	Burke	28655-4536	United States	Plant No. 1 & 2/Corporate Office	Henredon Furniture

M/W/O	37 9th Ave SE	Hickory	NC	Catawba	28602-3644	United States	Hickory Chair Plant No. 7	Henredon Furniture

M/W/O	632 College Drive	Marion	NC	McDowell	28752-8729	United States	Henredon Warehouse	Henredon Furniture

M/W/O	1420 Progress Ave	High Point	NC	Guilford	27260-8319	United States	Pearson Furniture	Henredon Furniture

M/W/O	741 W Ward Ave	High Point	NC	Guilford	27260-1645	United States	Plant No. 37	Henredon Furniture

M/W/O	418 Prospect St NW	Lenoir	NC	Guilford	28645-5017	United States	Harper Furniture — Plant No. 307	Broyhill Furniture Industries, Inc.

Attachment 1 to Schedule 3.05

M/W/O	1808 Norwood Street Southwest-408 Jason Place Southwest	Lenoir	NC	Caldwell	28645-6431	United States	55 Central Fabric-Plant #3 Lenoir & Chair #3 & #50	Broyhill Furniture Industries, Inc.

M/W/O	802 Complex Pl	Lenoir	NC	Caldwell	28645-8338	United States	Plnt 265 Central Lumber/Central Yd Stacker/Control Rm	Broyhill Furniture Industries, Inc.

M/W/O	802 Complex Pl	Lenoir	NC	Caldwell	28645-8338	United States	Pwr Plnt/Plnts 282, 320 & 321; Pacemaker & Wall Sys	Broyhill Furniture Industries, Inc.

M/W/O	802 Complex Pl	Lenoir	NC	Caldwell	28645-8338	United States	195 BCW, 196 & 197 BCT, Whse & 280 Waste Plant	Broyhill Furniture Industries, Inc.

M/W/O	802 Complex Pl	Lenoir	NC	Caldwell	28645-8338	United States	No. 275 Particleboard & Drawer Sides	Broyhill Furniture Industries, Inc.

M/W/O	515 County Line Road	Thomasville	NC	Davidson	27360-59ND	United States	Central Dimension Facility (CDF Plant)	Thomasville Furniture Industries, Inc.

M/W/O	315 Elizabeth Street Northwest-Main Street North	Lenoir	NC	Caldwell	28645-3961	United States	Moore Cotton	Thomasville Furniture Industries, Inc.

M/W/O	207 20th St SE	Hickory	NC	Catawba	28602-1414	United States	Plant No. 9	Thomasville Furniture Industries, Inc.

M/W/O	321 Industrial Park Rd	Saltillo	MS	Lee	38866-8707	United States	Leased Warehouse	Lane Furniture Industries, Inc.

M/W/O	205 Workman Street Southwest	Conover	NC	Catawba	28613-8248	United States	LaneVenture Plant No. 10	Lane Furniture Industries, Inc.

M/W/O	1409 Deborah Herman Road Southwest	Conover	NC	Catawba	28613-8247	United States	LaneVenture Plant No. 9	Lane Furniture Industries, Inc.

M/W/O	109 Mountain View Dr.	Mount Airy	NC	Surry	27030-8603	United States	Plant No. 10	Henredon Furniture

Attachment 1 to Schedule 3.05

M/W/O	2427 Penny Rd Ste 10	High Point	NC	Guilford	27265-8120	United States	Office/Warehouse	Maitland-Smith Furniture Industries, Inc.

M/W/O	One Broyhill Park	Lenoir	NC			United States	IT Dept	Drexel Heritage Furniture

M/W/O	Northeast Side of Highway 90-3 miles East of Taylorsville	Taylorsville	NC	Alexander	28681	United States	Lenoir Plant No. 5; Chair No. k	Broyhill Furniture Industries, Inc.

M/W/O	802 Complex Pl	Lenoir	NC	Caldwell	28645-8338	United States	Lumber Shed 144’x330’	Broyhill Furniture Industries, Inc.

M/W/O	401 E. Main St	Thomasville	NC	Davidson	27360-4152	United States	Plant C and Plant M and Showroom	Thomasville Furniture Industries, Inc.

OUTWH	801 Trinity Street — Main Street	Thomasville	NC	Davidson	27360-4846	United States	Plant D	Thomasville Furniture Industries, Inc.

OUTWH	Union Boulevard (VA Highway 24)	Appomattox	VA	Appomattox	24522	United States	Fred Jones Warehouse; Vignettes Building	Thomasville Furniture Industries, Inc.

OUTWH	600 Causby Rd	Morganton	NC	Burke	28655-6727	United States	Warehouse/Truck; Plant Nos. 75 & 72	Drexel Heritage Furniture

OUTWH	1000 Chain Drive	Morganton	NC	Burke	28655-7239	United States	Leased Warehouse	Drexel Heritage Furniture

OUTWH	439 Virginia St SW	Lenoir	NC	Caldwell	28645-5333	United States	Occasional No. 1-Plant No. 1	Broyhill Furniture Industries, Inc.

OUTWH	802 Complex Pl	Lenoir	NC	Caldwell	28645-8338	United States	Lenoir Chair No. 1, Excl 144’x330’ Lumber Shed	Broyhill Furniture Industries, Inc.

OUTWH	2435 Watson Road	Lenoir	NC	Caldwell	28645	United States	Warehouse; Plant No. 23 (Taylor Brothers)	Broyhill Furniture Industries, Inc.

Attachment 1 to Schedule 3.05

OUTWH	150 Jennings Street	Lenoir	NC	Caldwell	28645-3961	United States	Service Center; Logs in Yard	Thomasville Furniture Industries, Inc.

OUTWH	Route 56	Appomattox	VA	Appomattox	24522	United States	Leased Warehouse	Thomasville Furniture Industries, Inc.

	U. S. Route 15	Fork Union	VA	Fluvanna	23055	United States	Best Pac Warehouse	Thomasville Furniture Industries, Inc.

OUTWH	Intersection of Route 460 and 613	Appomattox	VA	Appomattox	24522	United States	Warehouse — Lawson Building	Thomasville Furniture Industries, Inc.

OUTWH	30063 Ahern Ave.	Union City	CA	Alameda	94587-1234	United States	Office/Warehouse/ Clearance Center	Thomasville Furniture Industries, Inc.

OUTWH	2101 Shorefair Drive	Winston Salem	NC	Forsyth	27105	United States	Warehouse	Thomasville Furniture Industries, Inc.

OUTWH	74 32nd Ave.	Winston Salem	NC			United States	Warehouse	Thomasville Furniture Industries, Inc.

OUTWH	2 32nd Ave.	Winston Salem	NC			United States	Warehouse	Thomasville Furniture Industries, Inc.

OUTWH	2424 Norwood Street Southwest	Lenoir	NC	Caldwell	28645-8924	United States	Warehouse	Thomasville Furniture Industries, Inc.

OUTWH	ProLogis Park I-210, Rialto Building 2 2510-2580 W. Walnut Avenue	Rialto	CA			United States	Warehouse	Thomasville Furniture Industries, Inc.

OUTWH	1203 Fairington Street	Conover	NC	Catawba	28613-8255	United States	LaneVenture Warehouse	Lane Furniture Industries, Inc.

OUTWH	294 Laney Road	Verona	MS	Lee	38879	United States	Warehouse	Lane Furniture Industries, Inc.

OUTWH	5355 North 51st Avenue	Glendale	AZ	Maricopa	85301-7005	United States	Warehouse	Lane Furniture Industries, Inc.

Attachment 1 to Schedule 3.05

OUTWH	751 Vintage Avenue	Ontario	CA	San Bernardino	91764-5366	United States	Warehouse	Lane Furniture Industries, Inc.

OUTWH	2201 C Street Southwest Building 5	Auburn	WA	King	98001-7416	United States	Warehouse	Lane Furniture Industries, Inc.

OUTWH	7150 Business Park Drive, Suite #130	Houston	TX	Harris	77041-4047	United States	Warehouse	Lane Furniture Industries, Inc.

OUTWH	1200 Fuller Rd	Linden	NJ	Union	07036-5774	United States	CCI Warehouse	Drexel Heritage Furniture

OUTWH	220 Norwest 110th Street	Miami	FL	Miami-Dade	33168-3243	United States	CCI Warehouse	Drexel Heritage Furniture

OUTWH	300 Michael Drive	Syosset	NY	Nassau	11791-5307	United States	Warehouse	Drexel Heritage Furniture

OUTWH	125 Ottley Drive Northeast	Atlanta	GA	Fulton	30324-3924	United States	Classic Design Services	Drexel Heritage Furniture

OUTWH	572 South New Street	Eden	NC	Rockingham	27288-3600	United States	MGM/Joseph Cory	Drexel Heritage Furniture

OUTWH	114 Payne Road	Thomasville	NC	Davidson	27360-8968	United States	High Point Offsite Storage (Cato Transport)	Maitland-Smith Furniture Industries, Inc.

OUTWH	1120 Bedford Street	High Point	NC	Guilford	27263-1604	United States	Warehouse	Maitland-Smith Furniture Industries, Inc.

OUTWH	2226 Shore Dr.	High Point	NC			United States	Leased Warehouse	Maitland-Smith Furniture Industries, Inc.

OUTWH	300 Broyhill Rd-East Side of Route 221 North	Rutherfordton	NC	Rutherford	28139-9614	United States	Rutherfordton- Warehouse	Broyhill Furniture Industries, Inc.

OUTWH	770 Broyhill Rd	Rutherfordton	NC	Rutherford	28139-9614	United States	Rutherfordton — Plant No. 68 — Upholstery	Broyhill Furniture Industries, Inc.

OUTWH	2510 W. Walnut Avenue	Rialto	CA	San Bernardino	92376	United States	Broyhill Showroom	Broyhill Furniture Industries, Inc.

OUTWH	2075 Morganton Blvd.	Lenoir	NC				Leased Warehouse	Broyhill Furniture Industries, Inc.

OUTWH	303 Advantage St. #A	Lenoir	NC				Leased Warehouse	Broyhill Furniture Industries, Inc.

Attachment 1 to Schedule 3.05

OUTWH	2466 Becker Rd.	Highland	IL			United States	Leased Warehouse

OUTWH	734 Roble Rd.	Allenton	PA			United States	Leased Warehouse	Lane Furniture Industries, Inc.

RTAIL	210 E Commerce Ave. Ste W858	High Point	NC	Guilford	27260-6686	United States	High Point Showroom	Lane Furniture Industries, Inc.

RTAIL	1925 Eastchester Dr	High Point	NC	Guilford	27265-1404	United States	High Point Showroom	Drexel Heritage Furniture

RTAIL	201 North Main Street	Drexel	NC	Burke	28619	United States	Plant No. 1	Drexel Heritage Furniture

RTAIL	210 East Commerce Avenue-WCG 800 8th Floor	High Point	NC	Guilford	27260-4851	United States	Showroom — Henredon Designer (Hickory Chair)	Henredon Furniture

RTAIL	210 E Commerce Place	High Point	NC	Guilford	27260-6686	United States	Pearson Showroom	Henredon Furniture

RTAIL	411 Tomlinson St	High Point	NC	Guilford	27260-6638	United States	Outlet/Showroom	Maitland-Smith Furniture Industries, Inc.

RTAIL	210 E. Commerce Ave.	High Point	NC	Guilford	27260-6686	United States	High Point Showroom	Broyhill Furniture Industries, Inc.

	Southern Furniture Market Center	High Point	NC	Guilford	27260	United States	Leased Warehouse	Thomasville Furniture Industries, Inc.

RTAIL	1031 Morganton Boulevard Southwest	Lenoir	NC	Caldwell	28645-5669	United States	Lenoir Outlet Store	Thomasville Furniture Industries, Inc.

RTAIL	200 Lexington Avenue	New York	NY	New York	10016-6101	United States	Showroom (HBF & CDF)	Thomasville Furniture Industries, Inc.

RTAIL	North Bank Drive	Chicago	IL	Cook	60601	United States	Showroom (HBF & CDF)	Thomasville Furniture Industries, Inc.

Attachment 1 to Schedule 3.05

RTAIL	5875 Long Tree Way	Antioch	CA	Contra Costa	94531-8586	United States	Retail Location	Thomasville Furniture Industries, Inc.

RTAIL	53 Francisco Boulevard West	San Rafael	CA	Marin	94901-3925	United States	Retail Location	Thomasville Furniture Industries, Inc.

RTAIL	8687 Melrose Avenue	West Hollywood	CA	Los Angeles	90069-5012	United States	Retail Location	Thomasville Furniture Industries, Inc.

RTAIL	12865 Elm Creek Boulevard North	Maple Grove	MN	Hennepin	55369-7044	United States	Retail Location	Thomasville Furniture Industries, Inc.

RTAIL	7425 France Avenue South	Edina	MN	Hennepin	55435-4702	United States	Retail Location	Thomasville Furniture Industries, Inc.

RTAIL	8461 Leesburg Pike	Vienna	VA			United States	Retail Location	Thomasville Furniture Industries, Inc.

RTAIL	12995 Fair Lakes Shopping Center	Fairfax	VA			United States	Retail Location	Thomasville Furniture Industries, Inc.

RTAIL	14189 Crossing Place	Woodbridge	VA			United States	Retail Location	Thomasville Furniture Industries, Inc.

RTAIL	3915 Jefferson Davis Highway	Alexandria	VA			United States	Retail Location	Thomasville Furniture Industries, Inc.

RTAIL	521 S. New St.	Eden	NC			United States	Warehouse	Thomasville Furniture Industries, Inc.

RTAIL	9320 Hudson Rd.	Woodbury	VA			United States	Retail Location	Thomasville Furniture Industries, Inc.

RTAIL	3528 McCullough Blvd	Belden	MS	Lee	38826-9427	United States	Lane Home Furnishings Store	Lane Furniture Industries, Inc.

RTAIL	1425 Ellsworth Industrial Blvd. NW	Atlanta	GA	Fulton	30318-4154	United States	Atlanta Design Office	Lane Furniture Industries, Inc.

RTAIL	222 Merchandise Mart Plaza, Rooms 1747 & 1751	Chicago	IL	Cook	60654-1001	United States	LaneVenture Inc. Chicago Showroom	Lane Furniture Industries, Inc.

Attachment 1 to Schedule 3.05

RTAIL	20901 Hawthorne Blvd.	Torrance	CA	Los Angeles	90503-4611	United States	LHF Retail Store	Lane Furniture Industries, Inc.

RTAIL	7291 W Bell Road	Glendale	AZ	Maricopa	85308-8550	United States	LHF Retail Store	Lane Furniture Industries, Inc.

RTAIL	1487 North Dysart Road, Space A	Avondale	AZ	Maricopa	85323-1515	United States	LHF Retail Store	Lane Furniture Industries, Inc.

RTAIL	495 South Grand Central Parkway Space 1040	Las Vegas	NV	Clark	89106-4552	United States	Lane Home Furnishings Store	Lane Furniture Industries, Inc.

RTAIL	17355 Tomaball Parkway #1-E	Houston	TX	Harris	77064	United States	LHF Retail Location	Lane Furniture Industries, Inc.

RTAIL	2745B Town Center Boulevard North	Sugarland	TX	Fort Bend	77479-2320	United States	LHF Retail Location	Lane Furniture Industries, Inc.

RTAIL	19435 Gulf Freeway	Webster	TX	Harris	77598-2804	United States	LHF Retail Location	Lane Furniture Industries, Inc.

RTAIL	25415 Interstate 45 Suite B	The Woodlands	TX	Montgomery	77380-3648	United States	LHF Retail Location	Lane Furniture Industries, Inc.

RTAIL	620 Skyland Boulevard	Tuscaloosa	AL	Tuscaloosa	35405-3935	United States	LHF Retail Location	Lane Furniture Industries, Inc.

RTAIL	119 Old Hickory Boulevard	Jackson	TN	Madison	38305-2565	United States	Lane Outlet Store	Lane Furniture Industries, Inc.

OUTWH	3840 Route 42	Turnersville	NJ			United States	Leased Warehouse	Lane Furniture Industries, Inc.

RTAIL	730 Holcomb Bridge Rd	Roswell	GA	Fulton	30076-1618	United States	HDM Retail, Inc.	Drexel Heritage Furniture

RTAIL	4550 Olde Perimeter Way Suite 200	Atlanta	GA	DeKalb	30346-1268	United States	HDM Retail, Inc.	Drexel Heritage Furniture

RTAIL	4550 Olde Perimeter Way Suite 200	Atlanta	GA	DeKalb	30346-1268	United States	Henredon Retail Store	Henredon Furniture

RTAIL	21031 Tripleseven Road Suite 130	Sterling	VA	Loudoun	20165-8715	United States	HDM Retail, Inc.	Drexel Heritage Furniture

RTAIL	75 Broadhollow Road	Farmingdale	NY	Suffolk	11735-4802	United States	Retail Location	Drexel Heritage Furniture

RTAIL	12325 Kerran Street	Poway	CA	San Diego	92064-8837	United States	Drexel Outlet Store	Drexel Heritage Furniture

RTAIL	1435 Northern Boulevard	Manhasset	NY	Nassau	11030-3003	United States	HDM Retail, Inc.	Drexel Heritage Furniture

Attachment 1 to Schedule 3.05

RTAIL	625 and 641 West Ward Avenue	High Point	NC	Guilford	27260-1644	United States	Showrooms/Outlet/ Uphol. Corp. Off./Whse.	Henredon Furniture

RTAIL	2220 US Highway 70 SE Ste 130	Hickory	NC	Catawba	28602-5099	United States	Hickory Outlet	Henredon Furniture

RTAIL	200 World Trade Center, Suites 1865 & 1718	Chicago	IL	Cook	60654-1103	United States	Merchandise Mart Showroom	Henredon Furniture

RTAIL	200 Lexington Avenue, Suites 616 & 1601	New York	NY	New York	10016-6255	United States	Showroom-New York Design Center HDM Furniture Industries, Inc.	Henredon Furniture

RTAIL	300 D St SW	Washington	DC	District of Columbia	20024-4703	United States	Showroom — Henredon Designer	Henredon Furniture

RTAIL	1855 Griffin Rd	Dania Beach	FL	Broward	33004-2200	United States	Showroom — Henredon Designer	Henredon Furniture

RTAIL	2 Henry Adams Street	San Francisco	CA	San Francisco	94103-5016	United States	Showroom — Henredon Designer	Henredon Furniture

RTAIL	1700 Stutz Drive	Troy	MI	Oakland	48084-4500	United States	Showroom — Henredon Designer	Henredon Furniture

RTAIL	4900 Hickory Blvd.	Granite Falls	NC	Caldwell	28630-8389	United States	Factory Outlet Center	Broyhill Furniture Industries, Inc.

RTAIL	8486 Valley Blvd	Blowing Rock	NC	Watauga	28605-9262	United States	Broyhill Home Collections Store	Broyhill Furniture Industries, Inc.

RTAIL	4200 Rosewood Street	Las Vegas	NV	Clark	89103-2069	United States	Broyhill Showroom	Broyhill Furniture Industries, Inc.

RTAIL	87 Brentwood Ct.	Brentwood	MO				Retail Location	Broyhill Furniture Industries, Inc.

RTAIL	83 Brentwood Ct.	Brentwood	MO				Retail Location	Lane Furniture Industries, Inc.

RTAIL	59 Brentwood Ct.	Brentwood	MO				Retail Location	Thomasville Furniture Industries, Inc.

RTAIL	14250A Manchester Rd.	Manchester	MO				Retail Location	Broyhill Furniture Industries, Inc.

RTAIL	14250 Manchester Rd.	Manchester	MO				Retail Location	Lane Furniture Industries, Inc.

RTAIL	14246 Manchester Rd.	Manchester	MO				Retail Location	Thomasville Furniture Industries, Inc.

Attachment 1 to Schedule 3.05

RTAIL	14250B Manchester Rd.	Manchester	MO	Retail Location

RTAIL	260 Megan Avenue	O’Fallon	IL	Retail Location	Broyhill Furniture Industries, Inc.

RTAIL	220 Megan Avenue	O’Fallon	IL	Retail Location	Lane Furniture Industries, Inc.

RTAIL	200 Megan Avenue	O’Fallon	IL	Retail Location	Thomasville Furniture Industries, Inc.

RTAIL	1246 Centeral Park Dr. Ste. 1	O’Fallon	IL	Retail Location	Lane Furniture Industries, Inc.

RTAIL	1246 Centeral Park Dr. Ste 2	O’Fallon	IL	Retail Location	Broyhill Furniture Industries, Inc.

Attachment 2 to Schedule 3.05
[*]

[*]	Certain confidential information contained in this document, marked with an asterisk in brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 3.12
Material Agreements
1.	Furniture Brands International, Inc. 1992 Stock Option Plan, as amended

2.	Furniture Brands International, Inc. 1999 Long-Term Incentive Plan, as amended

3.	Furniture Brands Internal, Inc. 2005 Long-Term Performance Bonus Plan

4.	Form of Stock Option Grant Letter

5.	Form of Restricted Stock Grant Letter

6.	Form of Indemnification Agreement between the Company and the Company’s directors

7.	Furniture Brands International, Inc. Amended and Restated Restricted Stock Plan for Outside Directors, dated as of January 27, 2005.

8.	Retirement Plan for Directors

9.	First Amendment to Retirement Plan for Directors

10.	Furniture Brands International, Inc. Executive Incentive Plan, as amended on October 25, 2001

11.	Thomasville Furniture Industries, Inc. Executive Incentive Plan, as amended on January 24, 2002

12.	Drexel Heritage Furniture Industries, Inc. Executive Incentive Plan, dated January 24, 2002

13.	Form of Executive Incentive Plan Grant Letter to Company Executives

14.	Form of Executive Incentive Plan Grant Letter to Operating Company Executives

15.	Employment Agreement, dated as of January 1, 2000, between the Company and Wilbert G. Holliman

16.	Employment Agreement, dated as of February 10, 2004, between the Company and John T. Foy.

17.	Employment Agreement, dated as of February 7, 2005, between the Company and Denise L. Ramos

18.	Employment Agreement, dated as of August 1, 1996, between the Company and Lynn Chipperfield

19.	Employment Agreement, dated as of September 6, 2005, between Thomasville Furniture Industries, Inc. and Nancy W. Webster

20.	Form of Agreement Not To Compete between the Company and Wilbert G. Holliman, John T. Foy, and Lynn Chipperfield

21.	Furniture Brands Supplemental Executive Retirement Plan, dated as of January 1, 2002

22.	Form of Deferred Executive Compensation Agreement

23.	Form of Cash Option Deferred Executive Compensation Agreement

24.	Furniture Brands International, Inc. Deferred Compensation Plan, effective January 1, 2006

25.	Form of Long-Term Performance Cash Bonus Letter

26.	Employment Agreement dated as of June 14, 2007 between the Company and Ralph Scozzafava

27.	Change of Control Agreement dated June 19, 2007 between the Company and Nancy W. Webster and Lynn Chipperfield

28.	Executive Severance Plan dated June 19, 2007 between the Company and Nancy W. Webster and Lynn Chipperfield

SCHEDULE 3.14
Insurance
(See attached)

FURNITURE BRANDS INTERNATIONAL, INC.
SCHEDULE 3.14
Insurance

	POLICY			GENERAL DESCRIPTION
DESCRIPTION	PERIOD	POLICY NUMBER	CARRIER	and LIMITS (A) (B)

Property Coverages (A) June 1, 2007-2008

All-Risk Property		FM387	Factory Mutual Insurance Company	All-Risk Replacement Cost Property coverage (up to a general policy aggregate of $[*]), including flood and earth movement coverage (with various limits up to $[*]) for real property, personal property and inventory. Also includes:
replacement cost coverage for Accounts Receivable (up to $[*] per occurrence) and for Inland Transit (up to $[*] per occurrence).

Ocean Cargo		88446C	American Home Assurance Company	Ocean Cargo: Up to $[*] per conveyance; $[*] on deck. Inland Transit to/from Mexico: up to $[*] per conveyance.

Casualty Coverages(B) June 30, 2007-2008

General Liability		GL4572194	American Home Assurance Company	General Liability coverage, including personal and advertising injury and products liability coverage with a $[*] per occurrence/$[*] general aggregate limit.

Auto Liability		1468720	American Home Assurance Company	Auto Liability coverage with a $[*] combined single (per accident) limit.

Insured Workers Compensation		WC1558325 (OR) WC1558349 (MI) WC1558351 (CA) WC1558352 (WI) WC1660208 (FL) WC1558350 (AOS)	Insurance Company of the State of PA Illinois National Insurance Company American Home Assurance Company National Union fire Insurance Co. of Pittsburgh Insurance Company of the State of PA American Home Assurance Company	Insured Workers Compensation with statutory limits and up to $[*] in Employers Liability (all states except NC, MS and VA).

Excess Workers Compensation		EWC006479	Midwest Employers Casualty Company	Excess Workers Compensation in states where Furniture Brands self-insures workers compensation; NC, MS and VA. Statutory limits and up to $[*] Employers Liability coverage are provided.

Umbrella Liability		BE9834999 AEC937381804 US0000665DLI07A	National Union Fire Insurance Co. of Pittsburgh American Guarantee and Liability Insurance Company XL Insurance America, Inc.	Excess Liability Coverage: Up to $[*] excess of FB’s primary Casualty coverage; + $[*] excess of $[*]; +$[*] excess of $[*].

(A)	Complete copies of Furniture Brands’ Property and Ocean Cargo policies were provided. Please see the policies for actual terms and conditions, and specific limits and deductibles.

(B)	The Declarations Pages were provided for all of the Furniture Brands’ Casualty policies. Please see the Declaration Pages for additional information on specific coverages, limits and deductibles.

[*]	Certain confidential information contained in this document, marked with an asterisk in brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 3.15
Capitalization and Subsidiaries
Subsidiaries

Furniture Brands International, Inc. — Delaware
Direct Subsidiaries of Furniture Brands International, Inc.
Furniture Brands Retail Operations, Inc. — Delaware
Furniture Brands Export Co., Ltd. — Barbados (shell)
Broyhill Furniture Industries, Inc. — North Carolina
Direct Subsidiaries of Broyhill Furniture Industries, Inc.
Broyhill Transport, Inc. — North Carolina
Broyhill Retail, Inc. — Delaware
Broyhill Home Furnishings, Inc. — Delaware
Lane Furniture Industries, Inc. — Mississippi
Direct Subsidiaries of Lane Furniture Industries, Inc.
Action Transport, Inc. — Delaware
The Lane Company, Inc. — Virginia
Laneventure, Inc. — Delaware
Lane Home Furnishings Retail, Inc. — Delaware
HDM Furniture Industries, Inc. — Delaware
Direct Subsidiaries of HDM Furniture Industries, Inc.
Henredon Furniture Industries, Inc. — Delaware (shell)
Drexel Heritage Furniture Industries, Inc. — Delaware (shell)
HDM Transport, Inc. — North Carolina
HDM Retail, Inc. — Delaware
Direct Subsidiaries of HDM Retail, Inc.
Henredon Designer Showrooms, Inc. — Delaware (shell)
Maitland-Smith Furniture Industries, Inc. — Delaware
Direct Subsidiaries of Maitland-Smith Furniture Industries, Inc.
Maitland-Smith Home Furnishings, Inc. — Delaware
Maitland-Smith Asia Holdings Limited — Vanuatu
Direct Subsidiaries of Maitland-Smith Asia Holdings Limited
Maitland-Smith Cebu, Inc. — Philippines
P. T. Maitland-Smith Indonesia — Indonesia
Maitland-Smith Limited — Hong Kong
Maitland-Smith Export (L) Bhd. — Labuan
Decorative Hardware Solutions (L) Bhd. — Labuan
Thomasville Furniture Industries, Inc. — Delaware
Direct Subsidiaries of Thomasville Furniture Industries, Inc.
Gordon, Inc. — Delaware (shell)
Thomasville Chair Company — North Carolina (shell)
Thomasville Upholstery, Inc. — Delaware (shell)
Fayette Enterprises, Inc. — Mississippi
Thomasville Home Furnishings, Inc. — Delaware
Hickory Business Furniture, Inc. — North Carolina
Thomasville Retail, Inc. — Virginia
All Subsidiaries are corporations.

SCHEDULE 6.01
Existing Indebtedness
1.	$8,000,000 Mississippi Business Finance Corporation Taxable Industrial Revenue Bonds Series 1998 (Action merger Sub, Inc. Project); Trustmark National, as trustee for the Bond

2.	Guaranty of the Indebtedness described in item 1 above by Furniture Brands, Broyhill, Lane and Thomasville.

SCHEDULE 6.02
Existing Liens
          The following is a list of any Lien on any property or asset of any Borrower or any Subsidiary existing on the date of the Credit Agreement.
(See attached)

		SECURED	FINANCING STATEMENT	FILING
DEBTOR	JURISDICTION	PARTY	NO.	DATE	COLLATERAL DESCRIPTION
Furniture Brands Retail Operations, Inc. (Debtor is Furniture Brands Retail OPS, Inc.	Missouri Secretary of State	Miresco Investment Services, Inc. 8648 Glenmont Drive Suite 130 Houston, TX 77036	20070066884B	06/11/07	Consigned Inventory of Rugs and Floor Coverings

Broyhill Furniture Industries, Inc.	North Carolina Secretary of State	GE Capital Consumer Card Co. 5300 Kings Island Drive Mason, OH 45040	20030131493H	12/30/03	Credit card program — precautionary filing (See Exhibit)

Broyhill Furniture Industries, Inc.	North Carolina Secretary of State	EMC Corporation 176 South Street Hopkinton, MA 01748 and Fleet Business Credit, LLC One South Wacker Drive Chicago, IL 60606	20040029562A	03/26/04	Symmetrix 8530-73 and other items described therein

Broyhill Furniture Industries, Inc.	North Carolina Secretary of State	Pitney Bowes Credit Corporation 27 Waterview Drive Shelton, CT 06484	20060021955A	03/06/06	All equipment manufactured, sold, distributed or financed by Pitney Bowes Inc. and/or its subsidiaries, including Pitney Bowes Credit Corporation.

Drexel Heritage Furniture Industries, Inc.	Delaware Secretary of State	GE Capital Consumer Card Co. 5300 Kings Island Drive Mason, OH 45040	4052422 5	02/25/04	Credit card program — precautionary filing (See Exhibit)

Drexel Heritage Furniture Industries, Inc.	Delaware Secretary of State	Crown Credit Company 40 S. Washington Street New Bremen, OH 45869	5362307 2	11/22/05	Crown lift trucks

HDM Furniture Industries, Inc.	Delaware Secretary of State	Crown Credit Company 40 S. Washington Street New Bremen, OH 45869	6247277 7	07/18/06	Crown lift trucks

HDM Furniture Industries,	Delaware	Miresco Promotional Sales,	20070021695C	03/05/07	Consigned inventory and goods

		SECURED	FINANCING STATEMENT	FILING
DEBTOR	JURISDICTION	PARTY	NO.	DATE	COLLATERAL DESCRIPTION
Inc.	Secretary of State	Inc. 8648 Glenmont Drive, Suite 130 Houston, TX 77036

HDM Retail, Inc.	Delaware Secretary of State	Systel Business Equipment 1111 Old Eagle School Road Wayne, PA 19087	7233534 6	06/20/07	Ricoh items (See Ex. A)
Thomasville Furniture Industries, Inc.
Judgment Liens
Davidson County, North Carolina: No. 98 M 197-98-20-135, docketed 6/10/98; Crawford Door Sales of Winston Salem Inc., v. Thomasville Furniture Ind., $13,695.00 plus $4.00 costs
Davidson County, North Carolina: No. 98 M 211 98-30-232, docketed 6/22/98; High Point Sprinkler Inc. v. Thomasville Furniture Industries, $2,339.41 plus $4.25 costs
Action Transport, Inc.
Federal Tax Lien
Lee County, Mississippi: No. 2004-0176, filed 9/30/04 for $6,870.88

SCHEDULE 6.04
Existing Investments
See Schedule 3.15 and the following:
Money Market Accounts

Name of Grantor	Name and Address of Institution	Account Number
Furniture Brands International, Inc.	US Bank Inst. Trust	[*]
One US Bank Plaza
St. Louis, MO 63101
Attn: Rebecca Hassard
(314) 418-1890 T
(314) 418-2520 F

Furniture Brands International, Inc.	Evergreen Investments	[*]
(Wachovia Bank)
12 East 49th Street
New York, NY 10017
Attn: Mike Kaicher
(212) 214-3509 T
(704) 383-4690 F

[*]	Certain confidential information contained in this document, marked with an asterisk in brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Other Miscellaneous Accounts

Name and Address of
Name of Grantor	Institution	Account Number	Type of Account
Furniture Brands International, Inc.	Deutsche Bank	[*]	Nassau Sweep
60 Wall Street
New York, NY 10005
Attn: Patrick Murphy
(212) 250-1513 T
(212) 797-0344 F

[*]	Certain confidential information contained in this document, marked with an asterisk in brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 6.10
Existing Restrictions
     1. Encumbrances and restrictions set forth in the documents relating to the $8,000,000 Mississippi Business Finance Corporation Taxable Industrial Revenue Bonds Series 1998 (Action Merger Sub, Inc. Project.)

EXHIBIT A
ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower(s):	Furniture Brands International, Inc. and certain of its Subsidiaries

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $550,000,000 Credit Agreement dated as of August 9, 2007 among Furniture Brands International, Inc., the other Loan Parties named therein, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:
Exhibit A

	Aggregate Amount of	Amount of
Facility Assigned	Commitment/Loans	Commitment/Loans	Percentage Assigned of
Commitment	for all Lenders	Assigned	Commitment/Loans[1]
	$	$		%
	$	$		%
	$	$		%
Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
Exhibit A

[Consented to and][2] Accepted: [NAME OF ADMINISTRATIVE AGENT], as Administrative Agent
By
Title:

[Consented to:][3] [NAME OF RELEVANT PARTY]
By
Title:

[2]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[3]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.
Exhibit A

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender4, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption

[4]	The concept of “Foreign Lender” should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up.
Exhibit A

by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.
Exhibit A

EXHIBIT B
BORROWING BASE CERTIFICATE
[*]

[*]	Certain confidential information contained in this document, marked with an asterisk in brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT C
COMPLIANCE CERTIFICATE

To:	The Lenders parties to the Credit Agreement Described Below
     This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of August 9, 2007 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Furniture Brands International, Inc. (the “Company”), the other Loan Parties, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as the Issuing Bank. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
     THE UNDERSIGNED HEREBY CERTIFIES THAT:
     1. I am the duly elected of the Company;
     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements [for quarterly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes];
     3. The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any material change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement;
     4. I hereby certify that no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization without having given the Agent the notice required by Section 4.10 of the Security Agreement;
     5. If applicable, Schedule I attached hereto sets forth financial data and computations evidencing the Borrowers’ compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct; and
     6. If applicable, Schedule II hereto sets forth the computation of Average Availability for the fiscal quarter ended ___________, 20__.
     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Loan Parties have taken, are taking, or propose to take with respect to each such condition or event or (i) the material change in GAAP or the application thereof and the effect of such change on the attached financial statements:
Exhibit C

     The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this day of ______, ______.

By:
Name:
Title:

Exhibit C

SCHEDULE I
Compliance as of _________, ____ with
Provisions of Section ____ and ____ of
the Agreement
Exhibit C

SCHEDULE II
Borrower’s Applicable Rate Calculation
Exhibit C

EXHIBIT D
JOINDER AGREEMENT
     THIS JOINDER AGREEMENT (this “Agreement”), dated as of ___________, 2007, is entered into between                                                               , a                      (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Credit Agreement, dated as of August 9, 2007 among Furniture Brands International, Inc. (the “Company”), the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.
     The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:
     1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Loan Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Loan Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the guaranty obligations set forth in Article X of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.10 of the Credit Agreement, hereby guarantees, jointly and severally with the other Loan Guarantors, to the Administrative Agent and the Lenders, as provided in Article X of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal. *[The New Subsidiary has delivered to the Administrative Agent an executed Loan Guaranty.]*
     2. If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.
     3. The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:
     4. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.
Exhibit D

     5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.
     6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.
     IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]
By:
Name:
Title:

Acknowledged and accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

Exhibit D